SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

Heidrick & Struggles International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

DATE:	May 21, 2015
TIME:	9:00 a.m. Eastern Daylight Time
PLACE:	Law Offices of Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954

April 22, 2015

I am pleased to invite you to attend the 2015 Annual Meeting of Stockholders of Heidrick & Struggles International, Inc.

Enclosed you will find a notice detailing the items of business expected to come before the meeting, our Proxy Statement, a form of Proxy Card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The meeting will be held on May 21, 2015 at 9:00 a.m. Eastern Daylight Time at the Law Offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, NY 10017-3954.

Your vote is very important to us. Whether or not you plan to attend the meeting in person we hope that your shares are represented and voted at the Annual Meeting.

Thank you for your investment in and continued support of our Company. I am optimistic about our future and proud to be part of an organization that has talented and dedicated people thoroughly committed to the success of our clients, our company and your investment. I look forward to welcoming many of you to our Annual Meeting.

Sincerely,

Tracy R. Wolstencroft

President and Chief Executive Officer

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

233 South Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	May 21, 2015 at 9:00 a.m. Eastern Daylight Time

Place:	Law Offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, NY 10017-3954

Items of Business:

•       Election to our Board of Directors of 3 director nominees named in the attached Proxy Statement.

•       An advisory vote to approve executive compensation (say on pay).

•       Approve amendments to the Certificate of Incorporation to declassify the Board of Directors beginning at the Company’s annual meeting of stockholders in 2016.

•       Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year

•       Transaction of such other business as may properly come before our 2015 Annual Meeting of Stockholders.

Record Date:	The record date for the determination of the stockholders entitled to vote at our Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 31, 2015.

How you can Vote:

•       VIA THE INTERNET—Visit the website listed on your Proxy Card.

•       BY TELEPHONE—Call the telephone number listed on your Proxy Card.

•       BY MAIL—Sign, date and return your Proxy Card in the enclosed envelope.

•       IN PERSON—By attending the meeting.

A stockholder list will be available at our principal executive offices located at 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303, beginning May 8, 2015 during normal business hours, for examination by any stockholder registered on our stock ledger as of March 31, 2015, for any purpose germane to the Annual Meeting.

If you plan to attend the Annual Meeting, please bring proof of your ownership of Heidrick & Struggles common stock as of March 31, 2015 and valid picture identification.

Enclosed please find our Proxy Statement, Proxy Card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Sincerely,

Stephen W. Beard

Secretary

YOUR VOTE IS IMPORTANT. Whether or not you attend the meeting, we encourage you to consider the matters presented in the Proxy Statement and vote as soon as possible through any of the methods referenced above.

ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement contains information about the matters to be voted on at our 2015 Annual Meeting of Stockholders (Annual Meeting) as well as other information about Heidrick & Struggles International, Inc. (Heidrick, or our Company) and our corporate governance. Enclosed with this Proxy Statement you also will find a:

•	proxy card (Proxy Card) explaining how you can cast your vote with regard to each matter to be voted on at our Annual Meeting; and

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (2014 Annual Report) containing important information regarding our Company’s recent performance.

We encourage you to carefully read this Proxy Statement in its entirety before voting. The approximate date on which this Proxy Statement and accompanying materials are first being sent to holders of our common stock (Common Stock) is April 22, 2015.

Time, Date and Place of Annual Meeting

The meeting will be held on May 21, 2015 at 9:00 a.m. Eastern Daylight Time at the Law Offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, NY 10017-3954. Only common stockholders and their duly appointed legal proxies who present the required identification and proof of stock ownership as of the record date will be admitted to the meeting. If you need directions to the Annual Meeting, please contact Heidrick’s Investor Relations Officer at 1-312-496-1200.

This Proxy Statement

Heidrick’s Board of Directors (Board) is furnishing you with this Proxy Statement in order to solicit your proxy for the Annual Meeting and at any adjournment thereof. A proxy is your direction to another person to vote your shares. When you sign the enclosed Proxy Card, you will appoint certain members of our management to vote your shares at the Annual Meeting in the manner you instruct. Even if you plan to attend the Annual Meeting, you should complete, sign and return your Proxy Card in advance.

The Company has retained Alliance Advisors, L.L.C. (Alliance) to aid in the solicitation of proxies. We will pay Alliance $9,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. If the Company requests banks, brokers or other stockholder nominees to solicit proxies from beneficial owners of shares held in “street name” (as described below), the Company will reimburse them for their reasonable out-of-pocket expenses. We may also use our officers and other employees to solicit proxies from stockholders and will pay all costs associated with the solicitation.

Matters to Be Voted on at the Annual Meeting

The following are the matters to be voted on at our Annual Meeting, along with the voting recommendation of our Board and the page in this Proxy Statement where you can find additional information regarding the matter.

Matters Requiring Stockholder Action	Board Voting Recommendation	For More Details see Page
Election of Directors (Item 1 on the Proxy Card)	For Each Nominee	5

Advisory Vote to Approve Executive Compensation (Item 2 on the Proxy Card)	For	50

Approve Amendments to the Certificate of Incorporation to Declassify the Board of Directors Beginning at the Company’s Annual Meeting of Stockholders in 2016 (Item 3 on the Proxy Card)	For	51

Ratification of Independent Auditors (Item 4 on the Proxy Card)	For	54

If you return and complete your proxy by indicating how you would like your shares to be voted at the Annual Meeting, your shares will be voted in accordance with your instructions. If you return your proxy but do not indicate how you would like your shares voted, they will be voted in accordance with the Board’s recommendations above. Stephen Beard, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary and Cynthia Lance, Senior Vice President, Deputy General Counsel and Assistant Secretary will be attorneys-in-fact for all returned proxies.

Voting on Annual Meeting Matters

You are entitled to vote or direct the voting of your shares at the Annual Meeting if you were a stockholder of record at the close of business on March 31, 2015, the record date (Record Date) for the Annual Meeting. On that date, there were approximately 18,319,620 shares of Heidrick Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by approximately 150,400 stockholders of record.

If you are a stockholder of record you may cast your vote in one of the following ways:

•	Via the Internet—Visit the website listed on your Proxy Card.

•	By Telephone—Call the telephone number listed on your Proxy Card.

•	By Mail—Sign, date and return your Proxy Card in the enclosed envelope.

•	In Person—By attending the meeting.

If you attend the Annual Meeting, you may vote in person even if you have previously completed your proxy by mail, telephone or via the Internet. A list of the shareholders of record as of March 31, 2015 will be available for inspection during ordinary business hours at our headquarters at 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303, from May 8, 2015 to May 20, 2015, as well as at our Annual Meeting.

“Stockholders of Record” and Beneficial Owners of Shares held by Brokers in “Street Name”

If you hold Common Stock that is registered in your name through our transfer agent (Computershare Trust Company NA) as of the Record Date, you are a “stockholder of record”. However, if you hold shares of our Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record. Rather, you are a stockholder whose shares are held in “street name.” Your broker, bank, or other nominee is considered the stockholder of record, and you are considered the “beneficial owner” of the shares.

We sent copies of our proxy materials directly to all stockholders of record. If you are a beneficial owner whose shares are held in “street name”, these materials were sent to you by the bank, broker or similar institution through which you hold your shares. As the beneficial owner, you can direct your institution as to how you would like your shares voted at the Annual Meeting, and it is obligated to provide you with voting instruction.

Voting of Shares held in “Street Name”

If you are a beneficial owner of shares held in “street name”, you must give the institution that holds your shares instructions on how you would like your shares voted. If that organization does not receive voting instructions from you, how your shares will be voted (if at all) will depend on the type of proposal. Institutions are not authorized to vote your “street name” shares for Items 1, 2 or 3 (uncontested elections of directors, advisory vote to approve executive compensation and amendments to Certificate of Incorporation) without instructions from you. Institutions may vote your “street name” shares for Item 4 (ratification of independent auditors) at their discretion even if you do not provide voting instructions.

If you do not provide specific instructions to your institution as to how to vote your “street name” shares for Items 1, 2 and 3, your institution will not be able to vote those shares and a “broker non-vote” will occur.

Matters Requiring Stockholder Action	Brokers may vote shares without instructions from beneficial owner	Effect of broker “non-votes”	Effect of abstentions
Election of Directors (Item 1 on the Proxy Card)	No	Will not affect the outcome of the election of directors.	Will not affect the outcome of the election of directors.

Advisory Vote to Approve Executive Compensation (Item 2 on the Proxy Card)	No	Will not affect the outcome of the vote on this matter.	Will have the same effect as a vote against the matter.

Approve Amendments to the Certificate of Incorporation to Declassify the Board Beginning in 2016 (Item 3 on the Proxy Card)	No	Will have the same effect as a vote against this matter.	Will have the same effect as a vote against the matter.

Ratification of Independent Auditors (Item 4 on the Proxy Card)	Yes	N/A	Will have the same effect as a vote against the matter.

Required Vote for Annual Meeting Matters

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock on the Record Date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes. The following table summarizes the votes required for passage of each matter requiring stockholder action at the Annual Meeting.

Matters Requiring Stockholder Action	Vote Required
Election of Directors (Item 1 on the Proxy Card)

You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one (or more) director nominee. A plurality vote of all votes cast is required for the election of directors. Therefore, the three nominees for director who receive the most votes will be elected.

Any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” the nominee’s election will tender his or her resignation to the Board for consideration, and our Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the resignation. The Board will consider the recommendation and publicly disclose its decision and the rationale behind it promptly.

Advisory Vote to Approve Executive Compensation (Item 2 on the Proxy Card)	You may vote FOR or AGAINST this Item or you may ABSTAIN. A majority of the shares of Common Stock present in person or represented by proxy and entitled to vote must be voted FOR the Item in order for it to pass.

Approve Amendments to the Certificate of Incorporation to declassify the Board in 2016 (Item 3 on the Proxy Card)	You may vote FOR or AGAINST this Item or you may ABSTAIN. Seventy-five percent of the shares of Common Stock outstanding must be voted FOR the Item in order for it to pass.

Ratification of Independent Auditors (Item 4 on the Proxy Card)	You may vote FOR or AGAINST this Item or you may ABSTAIN. A majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter must be voted FOR the Item in order for it to pass.

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at our Annual Meeting, and will act as the independent inspector of election for the Annual Meeting. We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.

Revoking a Proxy

You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the Proxy Card or voting instruction form, as applicable. You can revoke your vote:

•	By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

•	By signing and returning a new Proxy Card with a later date;

•	By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold shares; or

•	By attending our Annual Meeting and voting in person.

You may also revoke your proxy by giving written notice of revocation to our General Counsel and Secretary, Stephen W. Beard, at Heidrick & Struggles, International, Inc., 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303, if received no later than 5:00 p.m., Eastern Time, on May 20, 2015.

If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

Our Stock and Stockholders

The Company’s Amended and Restated Certificate of Incorporation provides for its authorized capital stock to consist of 100,000,000 shares of Common Stock, $.01 par value per share, of which 18,319,620 shares were issued and outstanding on March 31, 2015, and 10,000,000 shares of preferred stock, $.01 par value per share, none of which have been issued. The Company’s Common Stock is listed on the Nasdaq Stock Market under the symbol “HSII.” Each stockholder is entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to receive dividends if and when dividends are declared by the Board and out of funds legally available, after the required dividends are paid on outstanding preferred stock, if any.

On September 19, 2007, the Board approved the initiation of a quarterly cash dividend in the amount of $0.13 per share and the dividend has been reauthorized by the Board for each succeeding fiscal quarter up to the present. In the event of the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock. The shares of Common Stock have no preemptive or conversion rights and are not subject to the Company’s further calls or assessment. There are no redemption or sinking fund provisions applicable to the Common Stock.

Corporate Governance Information

A copy of our 2014 Annual Report accompanies this Proxy Statement. You may obtain, free of charge, an additional copy of our 2014 Annual Report or our Corporate Governance Guidelines, Code of Business Conduct and Ethics (Code), Director Independence Standards and the charters for our Audit and Finance, Human Resources and Compensation, and Nominating and Board Governance Committees by writing to: Heidrick & Struggles International, Inc., 233 South Wacker Drive, Suite 4900, Chicago, Illinois, 60606-6303, Attn: Investor Relations Officer, telephone: 1-312-496-1200 or e-mail: InvestorRelations@heidrick.com. These documents are also available on our website at: http://www.heidrick.com/Who-We-Are/Our-Leadership

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 21, 2015

The Proxy Statement and the Company’s Annual Report are available at: http://www.heidrick.com/proxy

ITEM 1—ELECTION OF DIRECTORS

Our Board currently consists of nine directors, including our current President and Chief Executive Officer and eight independent directors. At present, our Board is divided into three classes that serve staggered three-year terms, and historically each year only one class of directors stood for election at our Annual Meeting.

Although our Board believes that experience, stability and continuity among Board members are important factors in effective corporate governance, it also is aware of the increasing demand in the stockholder community for annual elections of directors as a means to promote Board accountability. Accordingly, our Board is recommending that the Company’s stockholders adopt amendments to the Company’s Certificate of Incorporation to declassify the Board effective at the Company’s 2016 annual meeting of stockholders. To learn more about this proposal please see, Item 3 – Amendment to Certificate of Incorporation on page 51.

Nominees

This year, upon the recommendation of our Nominating and Board Governance Committee, our Board nominated Robert S. Kaplan, Gary E. Knell and Jill Kanin-Lovers to stand for election as Class III directors, each of whom is currently a director of Heidrick. If elected, each nominee will hold office for a three-year term ending in 2018 and until his or her successor has been elected and qualified, or until his or her earlier resignation or removal. However, in order to effect the declassifying of our Board contemplated by the proposal in Item 3, these Class III nominees (together with the incumbent Class I directors) will tender their resignations immediately prior to this Annual Meeting, with such resignations to take effective immediately prior to the 2016 annual meeting of stockholders, subject to the condition that the proposal to declassify our Board passes at this Annual Meeting. In that case, these Class III nominees will serve only a one-year term, and all directors will begin standing for annual election beginning at our 2016 annual meeting of stockholders.

Messrs. Kaplan and Knell and Ms. Kanin-Lovers have each informed us that they are willing to serve as a director. If any nominee ceases to be a candidate for election for any reason, the Proxy will be voted for a substitute nominee designated by the Company’s Board. The Board currently has no reason to believe that any nominee will not remain a candidate for election as a director or will be unwilling to serve as a director if elected.

Nomination Process

In evaluating, identifying and recommending nominees for the Board, our Nominating and Board Governance Committee considers, among other qualifications that it deems appropriate, the following:

•	The potential candidate’s principal employment, occupation or association involving an active leadership role.

•	The potential candidate’s expertise or experience relevant to the Company’s business that would not be otherwise readily available to the Board.

•	The potential candidate’s ability to bring diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints.

•	The potential candidate’s time commitments, particularly the number of other boards on which the potential candidate may serve.

•	The potential candidate’s independence and absence of conflicts of interest as determined by our Director Independence Standards, the Nasdaq rules and other applicable laws, regulations and rules.

•	The potential candidate’s financial literacy and expertise.

•	The potential candidate’s personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

We do not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board.

The Nominating and Board Governance Committee discusses and evaluates possible candidates in detail and the Company’s consultants are sometimes employed to help identify potential candidates. When determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee considers the director’s past participation in and contributions to Board activities. Mr. Kaplan was recommended to our Nominating and Corporate Governance Committee for consideration as a potential director by our Board and Chief Executive Officer executive search consulting practice which was retained by our Board to assist the Nominating and Board Governance Committee in the recruitment of additional directors to our Board. Our Board and Chief Executive Officer practice specializes in the placement of board members and chief executive officers for our clients globally.

Board Diversity

Our Board believes that diversity is an important attribute of a well-functioning board. The Nominating and Board Governance Committee considers diversity (among other factors it deems appropriate) in light of the overall needs and composition of the Board and the best interests of the Company and its stockholders. In considering nominee diversity, the Board evaluates skills, experience, and background that would complement the existing Board.

Over time, the Board has nominated and currently consists of directors that generally reflect the diverse and expansive global footprint of the Company’s business operations, including a wide range of experiences, as well as diversity of age, gender, race and national origin. Diversity is an important factor that the Nominating and Board Governance Committee will continue to consider when evaluating candidates for nomination to the full Board.

Stockholder Recommendations for Nominations

Stockholders who wish to recommend individuals for consideration by the Nominating and Board Governance Committee to be nominees for election to the Board may do so by notifying the Company’s Secretary. In addition, the Company’s Amended and Restated Bylaws permit stockholders to nominate directors for an annual stockholder meeting, provided that the appropriate requirements for prior notice to the Company have been satisfied in advance, as described further under “Stockholder Proposals for Next Year’s Annual Meeting.”

Director Independence

Our Board determines the independence of all non-employee directors in accordance with the “independence” requirements of our Corporate Governance Guidelines and the Nasdaq Stock Market listing standards (Nasdaq Rules). Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the relationships prohibited by Nasdaq Rules.

Based on the review and recommendation by the Nominating and Board Governance Committee, the Board analyzed the independence of each of the Company’s nominees and other current directors, and determined that the following directors meet the standards of “independence” under our Corporate Governance Guidelines and Nasdaq Rules: Richard I. Beattie, John A. Fazio, Mark Foster, Robert S. Kaplan, Jill Kanin-Lovers, Gary E. Knell, Robert E. Knowling Jr. and V. Paul Unruh. Our Board also determined that Tracy R. Wolstencroft, the

Company’s current President and Chief Executive Officer is not “independent” under the standards of our Corporate Governance Guidelines and Nasdaq Rules. In addition, our Board determined that:

•	Each member of the Audit and Finance Committee is able to read and understand fundamental financial statements (as required under Nasdaq Rules),

•	John A. Fazio and V. Paul Unruh each qualify as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC (SEC Rules).

•

Each member of the Human Resources and Compensation Committee is a “non-employee director” within the meaning of SEC Rule 16b-3, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

As highly accomplished individuals in their respective industries, fields and communities, our directors are affiliated with numerous corporations, educational institutions, and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with each other or our Company. The Board considered each of these relationships in light of our independence standards and determined that none of these relationships conflict with the interests of the Company, or would impair any director’s independence or judgment.

In making this determination the Board considered material relationships among the directors and the Company, including the circumstances resulting from the concurrent service to the National Geographic Society (Society) of the Company’s President and Chief Executive Officer, Tracy R. Wolstencroft, and Gary E. Knell, Chair of the Board’s Nominating and Board Governance Committee. Mr. Knell serves on the board of trustees of the Society, and he became president and CEO of the Society on January 6, 2014. Mr. Wolstencroft also serves on the board of trustees of the Society, but does not serve, and has not served, on the compensation committee of the Society. The Board determined that these circumstances do not present either a conflict of interest or a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director on the part of either Mr. Wolstencroft or Mr. Knell.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ROBERT S. KAPLAN, GARY E. KNELL AND JILL KANIN-LOVERS TO THE BOARD OF DIRECTORS.

The tables that follow contain certain information about each member of the Board, along with his or her principal occupation for at least the previous five years and other professional experience and achievements. Each director has been identified as possessing the requisite skills, experience and attributes that qualify him or her to serve as a member of the Company’s Board. There are no family relations among any directors, executive officers, or persons nominated to become a director.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS

(Directors with Terms Expiring in 2018)

Name	Age	Principal Occupation and Employment History	Director Since
Robert S. Kaplan • Nominating and Board Governance Committee, Member. • Human Resources and Compensation Committee, Member	56	Mr. Kaplan is the Senior Associate Dean and Martin Marshall Professor of Management Practice in Business Administration at Harvard Business School. Prior to joining Harvard Business School in September 2005, Kaplan spent nearly twenty-three years at The Goldman Sachs Group, Inc., including serving as Vice Chairman with oversight responsibility for the Investment Banking and Investment Management divisions. He remains a Senior Director of the firm. Mr. Kaplan also serves as a member of the board of directors of State Street Corporation. Through his extensive experience as a senior executive and financial background Mr. Kaplan is able to provide important counsel and advise to our management team on a variety of subjects including corporate and business strategy, client consulting, human capital training and development, leadership and executive compensation.	01/2015

Gary E. Knell • Nominating and Board Governance Committee, Chair	61	Mr. Knell has served as the President and Chief Executive Officer of the National Geographic Society since January 6, 2014. He also serves as a member of the Society’s board of trustees, is the Chair of the board of governors of the National Geographic Education Foundation, and is a board member of National Geographic Channels, a joint venture with 21st Century Fox. Prior to joining the Society as President and CEO, Mr. Knell served as President and Chief Executive Officer of National Public Radio, Inc. from December 2011 to October 2013. Mr. Knell served in various leadership capacities within media companies, including serving as the President and Chief Executive Officer of Sesame Workshop (formerly known as Children’s Television Workshop) from 2000 to November 2011, Chief Operations Officer of Children’s Television Workshop from 1998 to 2000, President and Managing Director of Manager Media International from 1996 to 1997 and Executive Vice President for Corporate Affairs at Children’s Television Workshop from 1989 to 1996. From 1982 to 1989, Mr. Knell headed Governmental, Business and Legal Affairs and served as Board Secretary for WNET/THIRTEEN. From 1978 to 1981, he was Counsel to the United States Senate Judiciary Subcommittee on Administrative Practice and Procedure and the Governmental Affairs Subcommittee on Intergovernmental Relations. From 1976 to 1977, he was the legal assistant to the Governor of California. Mr. Knell also serves on the board of directors of Common Sense Media. Mr. Knell brings to our Board a wide range of experience in senior leadership positions in both the public and private sectors, including over 30 years of senior operations and executive management experience with Sesame Workshop and other media companies. In addition to his broad business skills and experience, executive leadership and global expertise and knowledge of complex legal matters, Mr. Knell also has significant experience in governmental affairs.	09/2007

Jill Kanin-Lovers • Human Resources and Compensation Committee, Chair • Audit and Finance Committee, Member	63	Ms. Kanin-Lovers is the former Senior Vice President for Human Resources and Workplace Management of Avon Products, Inc., a global cosmetics company, where she held that position from 1998 to 2004. Previously, Ms. Kanin-Lovers held executive-level positions in human resources at International Business Machines Corporation, a global technology company, from 1995 to 1998 and American Express Company, a diversified global travel and financial services company from 1992 to 1995. Prior to that, Ms. Kanin-Lovers worked at Towers Perrin for 17 years, leaving that company in 1992 as a Vice President and Principal. Ms. Kanin-Lovers was formerly a director of Dot Foods, Inc., Alpharma, Inc., BearingPoint, Inc., which filed for reorganization under Chapter 11 on February 18, 2009, and First Advantage Corporation. Our Board benefits from Ms. Kanin-Lovers’ extensive senior management and board experience, as well as her subject matter expertise, particularly within the areas of human resources, workplace management, and executive compensation. Her experience positions her to advise management on a wide range of strategic, financial and governance matters.	06/2004

CLASS II DIRECTORS

(Directors with Terms Expiring in 2016)

Name	Age	Principal Occupation and Employment History	Director Since
Richard I. Beattie • Chairman of the Board of Directors • Nominating and Board Governance Committee, Member	76	Mr. Beattie has served as Senior Chairman of Simpson Thacher & Bartlett LLP, an international law firm, since January 1, 2013. From 2004 until December 31, 2012, Mr. Beattie was Chairman of Simpson Thacher & Bartlett, and from 1991 until 2004, he was Chairman of the Executive Committee of Simpson Thacher & Bartlett. Mr. Beattie has practiced law at the firm since 1968. Mr. Beattie serves on the board of directors of Harley-Davidson, Inc. and Evercore Partners, Inc. Mr. Beattie’s extensive experience in public company board counseling and as an accomplished M&A and crisis management attorney, including serving as the chair of a large international law firm, has provided him with broad management expertise, extensive experience in the career development and retention of professional service employees and a deep understanding of corporate governance, regulatory, financial and legal matters.	03/2002

John A. Fazio • Audit and Finance Committee, Chair • Audit Committee Financial Expert	71	Mr. Fazio is a former Senior General Practice Partner of PricewaterhouseCoopers, a global accounting and professional services company. Mr. Fazio retired from PricewaterhouseCoopers in 2000 following 35 years of service. A Certified Public Accountant and Certified Management Accountant, Mr. Fazio held a variety of senior positions in accounting, auditing, consulting, and administration at PricewaterhouseCoopers. Mr. Fazio serves on the board of directors of Sequenom, Inc. and has also served on the boards of ImClone Systems, Inc. and Dendrite International, Inc. The Board greatly values Mr. Fazio’s extensive financial and Big Four accounting expertise. This experience has led our Board to conclude that he is an “audit committee financial expert” as the SEC defines that term. Mr. Fazio’s accounting and financial skills are critical to the oversight of our financial reporting, enterprise and operational risk management.	09/2003

Mark Foster • Human Resources and Compensation Committee, Member	55	Mr. Foster served as Group Chief Executive—Management Consulting of Accenture plc (“Accenture”), a global management consulting, technology services and outsourcing company, from September 2006 until his retirement from Accenture in March 2011. In addition, Mr. Foster was the head of Accenture’s Global Markets area from September 2009 until March 2011. Prior to that, Mr. Foster served as Accenture’s Group Chief Executive—Products Operating Group from March 2002 to September 2006. Prior to that, Mr. Foster worked in a variety of positions of increasing responsibility in his 26-year career at Accenture. Mr. Foster served as a non-executive director of Fidessa PLC, a FTSE 250 software company headquartered in the United Kingdom from 2012 to 2014. He currently serves as a Commissioner on the UK government’s Independent Commission for Aid Impact. Our Board greatly benefits from Mr. Foster’s experience as a leader in a client-facing professional services firm. Mr. Foster’s experience gives him a deep understanding of our industry, including the issues that we face on a day-to-day basis and the clients that we serve. In addition, Mr. Foster has broad international experience and a proven ability to develop and implement corporate strategy at a global services firm.	05/2011

CLASS I DIRECTORS

(Directors with Terms Expiring in 2017)

Name	Age	Principal Occupation and Employment History	Director Since
Tracy R. Wolstencroft	56	Mr. Wolstencroft has been our President and Chief Executive Officer since February 3, 2014, and a director since February 6, 2014. From 1994 until 2010, Mr. Wolstencroft served as a partner for Goldman Sachs & Co. (“Goldman”), concluding a twenty-five year career with the firm. During his service at Goldman, Mr. Wolstencroft served on the Firmwide Partnership Committee, the Investment Banking Operating Committee, and the Asia Management Committee. During his career, he led a wide range of businesses in the United States and abroad, including Investment Banking Services, Environmental Markets, Latin America, Public Sector and Infrastructure Banking, and Fixed Income Capital Markets. While living in Asia from 1998 to 2002, Mr. Wolstencroft was president of GS Singapore, co-head of investment banking in Japan, head of Asia financial institutions and a leader of Goldman’s strategy in China. He currently serves as a member of the board of trustees of the Brookings Institution, the National Geographic Society and the International Rescue Committee. Through his day-to-day management of the Company as President and Chief Executive Officer, Mr. Wolstencroft enhances the Board’s understanding of important business developments and management’s implementation of the Company’s strategy and day-to-day operations.	02/2014

Robert E. Knowling, Jr. • Audit and Finance Committee, Member • Nominating and Board Governance Committee, Member	59	Mr. Knowling is the Chairman of Eagles Landing Partners, a strategic management consulting company. Previously, Mr. Knowling served as Chief Executive Officer of Telwares Communications, LLC (formerly Vercuity Solutions, Inc.), a supplier of telecom expense management services, from April 2005 to May 2009. From January 2002 to April 2005, Mr. Knowling was Chief Executive Officer of the New York City Leadership Academy at the New York City Board of Education. From February 2001 to January 2003, Mr. Knowling was Chairman and Chief Executive Officer of Simdesk Technologies, Inc., a software development company. From July 1998 to November 2000, Mr. Knowling was Chairman, President and Chief Executive Officer of Covad Communications, a broadband service provider. Mr. Knowling also serves on the boards of directors of Roper Industries, Inc. and The Bartech Group and has served as a member of the boards of Immune Response Corporation, Aprimo, Inc., Hewlett-Packard and Ariba, Inc. Mr. Knowling is our longest-serving director and he brings to the Board a broad array of institutional knowledge and historical perspective on our business. Having served in senior corporate management roles since 1996, including as a Chief Executive Officer since 1998, Mr. Knowling is able to deliver important insights to our management team and other directors on subjects ranging from business management and corporate strategy, executive compensation and corporate governance to procurement and technology matters.	09/2000

V. Paul Unruh • Audit and Finance Committee, Member • Human Resources and Compensation Committee, Member • Audit Committee Financial Expert	66	Mr. Unruh is the former Vice Chairman of Bechtel Group, Inc., a global engineering and construction services company. Mr. Unruh retired from Bechtel in 2003 after more than twenty-five years of service to the company. Mr. Unruh held numerous leadership positions at Bechtel, including President of Bechtel Enterprises from 1997 to 2001, Chief Financial Officer from 1992 to 1996, Controller from 1987 to 1991, Treasurer from 1983 to 1986 and Manager of Financial Systems Development from 1978 to 1982. He is a Certified Public Accountant and serves on the boards of directors of Symantec Corporation and Aconex, an Australian public company. Mr. Unruh is also a former director of URS Corporation and Move, Inc. Mr. Unruh’s experience as Chief Financial Officer of one of the world’s 10 largest private companies and in other senior finance roles has provided him with broad and valuable experience in corporate strategy, accounting, financial reporting, and financial systems. This experience has led our Board to conclude that he is an “audit committee financial expert” as the SEC defines that term. In addition, as the former President of Bechtel Enterprises, he brings broad executive management expertise to our Board.	07/2004

CORPORATE GOVERNANCE

Our governance structure and processes are based on a number of important governance documents including our Code, Certificate of Incorporation, Bylaws, Corporate Governance Guidelines and our Board Committee Charters. Our governance documents are designed to ensure that our Board has practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our corporate governance documents are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving corporate governance practices.

Our Board is committed to maintaining strong corporate governance principles and practices. The following is a summary of our corporate governance structure and documents. If you would like copies of our governance documents, or additional information about our corporate governance practices, please visit our website at: http://www.heidrick.com/Who-We-Are/Our-Leadership

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to help it fulfill its responsibilities to the stockholders in overseeing the work of management and the Company’s business results. Among other things, the Corporate Governance Guidelines establish the practices the Board follows with respect to Board composition, practices and selection, as well as Board meetings, conflicts of interest and the criteria for considering director nominees. In addition, the Corporate Governance Guidelines are intended to align the interests of directors and management with those of the Company’s stockholders.

Code of Business Conduct

The Board has adopted a Code of Business Conduct & Ethics (Code) that applies to all of the Company’s employees, officers and directors, as well as independent contractors working on behalf of the Company. Our Code meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and also meets the requirements of a “code of business conduct and ethics” under Nasdaq Rules. All employees generally are required to certify that they have reviewed and are familiar with the Code annually.

Ethics Line

The Board also has established the Heidrick & Struggles EthicsLine (EthicsLine), a service that provides a mechanism for reporting to the Company alleged breaches of any legal or regulatory obligations, financial fraud, including accounting, internal controls and auditing, or any alleged violation of the Code or corporate policies. The EthicsLine is a telephonic reporting hotline (toll free in the U.S.) available to all Company employees, contractors, vendors, stockholders, clients or other interested parties. The EthicsLine is administered by a third party that is separate and independent of Heidrick & Struggles and specializes in running whistleblower hotline programs for companies throughout the U.S. Calls are not recorded and callers may remain anonymous. The EthicsLine is operational 24 hours a day, seven days a week and may be reached at 1-800-735-0589 or, if calling from outside the United States, at 1-704-731-7242.

Board Leadership and Structure

The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board (Chairman) and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

At this time, the position of Chairman is held by Richard I. Beattie and the position of President and Chief Executive Officer is held by Tracy R. Wolstencroft. The Board has determined that, under current circumstances, the separation of the offices of Chairman and Chief Executive Officer will enhance oversight of management and Board function. This separation is designed to allow Mr. Wolstencroft the ability to focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening the Company’s business. Concurrently, Mr. Beattie, as Chairman can focus on leadership for the Board as it provides advice to and independent oversight of management. The Chairman also is responsible for setting the agendas and presiding over meetings of the Board (including executive sessions of the independent directors) and providing feedback and counsel to the Chief Executive Officer. The Board currently believes that this leadership structure is in the best interests of the Company’s stockholders at this time.

Risk Oversight

Risk is inherent with every business and management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes and policies designed and implemented by management are adequate and functioning as designed. The Board performs its risk oversight function primarily through its committees as well as reports directly from management.

Enterprise Risk.     Our management has implemented an Enterprise Risk Management assessment process to identify, assess, prioritize and manage a broad set of risks across our business and operations. The assessment process includes a thorough survey of senior leaders and a select group of directors to identify the material risks to the Company. Specific emphasis is placed on identifying those risks that could have the highest impact to our Company and operations, and the highest likelihood of occurrence for those risks. Our survey process also takes into account input from our internal audit function that reports regularly to our Audit and Finance Committee. Our Audit and Finance Committee and Board each received an annual report containing an overview of top risks identified by the survey, along with plans for managing and, where appropriate, mitigating them. The material elements of oversight of the risks identified by the survey are delegated to the committees of the Board, and all risks are reviewed within those committees and discussed with the entire Board in the ordinary course.

Compensation Risk.    The Company periodically completes an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this inventory, the Company evaluates the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. Based on the Company’s periodic assessments, the Company has determined that none of its compensation policies and practices is reasonably likely to have a material adverse effect on the Company. The Company believes that the Company’s overall cash versus equity pay mix, variable versus fixed pay elements, balance of shorter-term versus longer-term performance focus and revenue-focused versus profit-focused performance measures, stock ownership guidelines, and use of “claw-backs” work together to provide its employees and executives with incentives to deliver outstanding performance to build long-term stockholder value, while taking only necessary and prudent risks.

Board Committees

Our Board has three standing committees, our Audit and Finance Committee, Human Resources and Compensation Committee and Nominating and Board Governance Committee. Each standing committee has a written charter, and the Board has determined that each of the members of our standing committees is “independent” under the provisions of our Guidelines and Nasdaq Rules.

Meetings

Our Board and each standing Committee holds regularly scheduled quarterly meetings. Typically, our Audit and Finance Committee and Human Resources and Compensation Committee meetings occur the day prior to the meetings of the Nominating and Board Governance Committee and the Board. At least once a year, the Board devotes additional time to presentations and discussions with senior management about the Company’s long-term strategy, which is then supplemented, updated and discussed further at the Board’s quarterly meetings. In addition to the quarterly meetings, typically there are special meetings each year.

We expect our directors to attend all Board and committee meetings for those committees on which they serve. Directors are also expected to attend each annual stockholders meeting. During 2014, the Board and Nominating and Board Governance Committee each met four times, the Audit and Finance Committee met eight times and the Human Resources and Compensation Committee met six times. Generally, the independent directors met in executive session during a portion of all regularly scheduled quarterly Board meetings without management present. Each of the directors attended at least 75 percent of the meetings of the Board and the committees of which he or she was a member. All of the Company’s directors who were affiliated with the Company at that time attended the 2014 Annual Meeting of Stockholders in person with the exception of Ms. Kanin-Lovers who was absent due to a family illness.

Audit and Finance Committee

The Audit and Finance Committee of the Board currently consists of four independent directors, Messrs. Fazio, Knowling and Unruh and Ms. Kanin-Lovers. Mr. Fazio is the Chair of the Audit and Finance Committee. The Board has determined that Messrs. Fazio and Unruh are “audit committee financial experts” as defined by SEC Rules. Among other things, the Audit and Finance Committee appoints an independent registered public accounting firm annually to audit the Company’s books and records; meets with and reviews the activities and the reports of the Company’s independent registered public accounting firm; and reports the results of the review to the Board. The Audit and Finance Committee also periodically reviews the adequacy of the Company’s internal controls, pre-approves all services to be provided by the Company’s independent registered public accounting firm, oversees management’s risk policies and discusses the Company’s key risk exposures with management. These and other aspects of the Audit and Finance Committee’s authority are more particularly described in the Audit and Finance Committee Charter.

Nominating and Board Governance Committee

The Nominating and Board Governance Committee currently consists of four independent directors, Messrs. Beattie, Kaplan, Knell and Knowling. Mr. Knell is the Chair of the Nominating and Board Governance Committee. The Nominating and Board Governance Committee makes recommendations to the Board concerning candidates for nomination to the Board, the membership on committees of the Board, compensation of the Board and other corporate governance matters. The Nominating and Board Governance Committee also reviews and approves related party transactions. These and other aspects of the Nominating and Board Governance Committee’s authority are more particularly described in the Nominating and Board Governance Committee Charter.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee currently consists of four independent directors, Ms. Kanin-Lovers and Messrs. Foster, Kaplan and Unruh. Ms. Kanin-Lovers is the Chair of the Human Resources and Compensation Committee. Each member also qualifies as a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Human Resources and Compensation Committee reviews and approves employment and compensation matters involving the Company’s executive officers, as well as those of other key employees that the Human Resources and Compensation Committee deems material. Specifically, the Human Resources and Compensation Committee’s responsibilities include:

•	Reviewing and approving the Chief Executive Officer’s compensation and evaluating the Chief Executive Officer’s performance against pre-established metrics;

•	Reviewing and approving individual executive officer compensation recommendations made by the Chief Executive Officer for his direct reports;

•	Reviewing and approving terms of employment, severance or other compensation-related agreements to be entered into, or amended, for any executive officer or key employee;

•	Adopting, administering and approving equity-related incentives and awards under the Company’s equity compensation plans; and

•

Reviewing the Company’s incentive and employee benefit and retirement plans, including any equity compensation plans and recommending to the Board (and stockholders where necessary) any amendments or material changes to the plans.

The agenda for each meeting of the Human Resources and Compensation Committee is determined by its Chair with the assistance of the Company’s Secretary and Chief Administrative Officer. The Chief Executive Officer regularly attends Human Resources and Compensation Committee meetings. The Human Resources and Compensation Committee also meets in executive session as appropriate. The Chair of the Human Resources and Compensation Committee reports the Committee’s recommendations on executive compensation and other matters to the Board. Outside advisors and the Company’s Human Resources Department support the Human Resources and Compensation Committee in its duties and the Committee may delegate authority to fulfill certain administrative duties regarding the compensation programs to members of senior management as it deems appropriate. The Human Resources and Compensation Committee has authority under its charter to retain advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

Independent Compensation Consultant.

The Human Resources and Compensation Committee has retained Pay Governance LLC as its independent compensation consultant. Pay Governance reports directly to the Human Resources and Compensation Committee and does no other work for management. During 2014, Pay Governance representatives generally participated in all of the Human Resources and Compensation Committee’s meetings and provided guidance to the Human Resources and Compensation Committee with respect to executive compensation; comparative peer group data; director compensation; annual incentive compensation; and consultant pay programs. In supporting the Human Resources and Compensation Committee, Pay Governance provides the Human Resources and Compensation Committee with an independent assessment of management’s recommendations for compensation; reviews and confirms the peer group used by the Company to prepare market compensation data; and provides ad hoc support to the Human Resources and Compensation Committee, including discussing executive compensation and related corporate governance trends.

Other Corporate Governance Highlights

Our Board, together with our Nominating and Board Governance Committee, works to maintain an effective and sound governance structure that appropriately balances and aligns the interest of the Company’s most important stakeholders, including our stockholders, clients and employees. As a result, in addition to the structure and operation of our Board and committees discussed in this Section, the Company maintains a variety of other corporate governance practices outlined in the following table that the Board believes promotes sound governance and the operation of the Company in an atmosphere of candor and collaboration with its stakeholders.

Additional Governance Practices
Independence	Currently, with the exception of our Chief Executive Officer (CEO) Mr. Wolstencroft, all of our directors are independent, and all of our committees consist exclusively of independent directors.

Board Leadership	Currently the Board has an independent Chairman.

Declassified Board	Our Board is recommending that the stockholders adopt amendments to our Certificate of Incorporation to declassify the Board effective beginning at the Company’s 2016 annual meeting.

Board Diversity	The composition of our Board represents broad perspectives, experiences, and knowledge relevant to our business while maintaining a balanced approach to social and cultural diversity.

Majority Voting	For an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” the nominee’s election will tender his or her resignation to the Board for consideration, and our Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the resignation

Stock Ownership Guidelines	Our directors and named executive officers are subject to stock ownership Guidelines and all directors with at least one year of service own stock in the Company.

Classes of Stock	Our Common stock is our only outstanding class of stock, and we do not have classes of stock with unequal voting rights or unequal ability to elect directors.

Related Party Transactions	Neither our Directors nor our CEO has engaged in a related party transaction with the Company.

Shareholder Rights	The Company does not have a poison pill, and the Company has not recently amended any governing documents in a manner that would reduce shareholder rights.

Stockholder Communications with Board

Stockholders may communicate directly with the Board. All communications should be directed to: Secretary, Heidrick & Struggles International, Inc., 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303. Any such communication should prominently indicate on the outside of the envelope that it is intended for the Board or a particular director. Each communication intended for the Board or a particular director and received by the Secretary will be forwarded to the specified party following its clearance through normal security procedures.

DIRECTOR COMPENSATION

We provide compensation to non-employee directors that is competitive with other similarly sized publicly traded companies in order to attract and retain qualified directors. Compensation is paid in a mix of cash and equity to ensure directors are aligned with the interests of the stockholders and our long-term strategy. Additional compensation is also provided to: (i) our Chairman of the Board; (ii) any director who serves as chair of a Board Committee; and (iii) members of our Audit and Finance Committee to reflect the additional time, risk and skill-level required to fulfill these roles. As noted below, we pay our directors’ annual retainer 25% in cash and 75% in equity. Prior to 2014, the retainer was paid half in cash and half in equity. For 2014, we increased the portion paid in equity in order to enhance the alignment of our directors’ interests with those of our stockholders.

Cash Compensation.    For 2014, each director received an annual cash retainer of $37,500 which represents 25 percent of the total fees earned by each director for serving as a member of the Board, exclusive of any committee or chair board service. All cash retainers are payable on a quarterly basis in arrears. In addition, we reimburse the directors for any out-of-pocket expenses associated with their Board service. For 2015 we increased the cash component of our director compensation by $25,000 due to the fact that the Board’s overall compensation level was below the median of peers, and the cash component was below the 25 percentile of peers.

Additional Board Service Fees.    The Audit and Finance Committee Chair receives an additional cash retainer of $30,000 and each member of the Audit and Finance Committee (including the Chair) receives an additional cash retainer of $10,000. The Human Resources and Compensation Committee Chair receives an additional cash retainer of $30,000. The Nominating and Board Governance Committee Chair receives an additional cash retainer of $10,000. The Non-Executive Chair of the Board receives an additional cash retainer of $75,000.

Equity Compensation.    For 2014, each director received an annual equity retainer of $112,500 payable in the form of restricted stock units (RSUs) awarded as of the date of our Annual Meeting of Stockholders which represents 75 percent of the total fees earned by each director for serving as a member of the Board, exclusive of any committee or chair board service. The RSUs vest and are payable on the date a director ceases to serve on the Board. See the Voting Securities of Certain Beneficial Owners and Management Table on page 18 for information regarding the RSUs owned by our directors. A director may elect to receive payment of the annual equity retainer in shares of Common Stock in lieu of the RSUs described above. For a director who joins the Board after our Annual Meeting of Stockholders, a pro-rata equity award may be made on the date of his or her appointment to the Board. We no longer grant awards of stock options to our directors.

Non-Employee Directors Voluntary Deferred Compensation Plan.    Pursuant to our Non-Employee Directors Voluntary Deferred Compensation (VDC) Plan, directors may defer up to 100 percent of their cash compensation per year. To enroll in our VDC Plan, a director needs to complete an election form in a timely manner and choose from investment funds offered by the VDC Plan Administrator. A participant is not able to invest deferred amounts in Company stock. The Administrator calculates the earnings for the funds selected by each director. The election remains in effect for all subsequent years until a director makes a different election. The distributions are payable in a lump sum on the date a director ceases to serve on the Board.

Stock Ownership Guidelines.    We have adopted stock ownership guidelines for the directors. Each director has three years to achieve and maintain a stock ownership level equal to six times the annual cash retainer ($225,000 for 2014). Stock included for determining the satisfaction of the guidelines includes direct stock ownership and RSUs. Each of our directors either has satisfied the stock ownership guidelines or is on track to do so within the required three-year period.

2014 Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2014. The table excludes Mr. Kaplan who was appointed to the Board as of January 1, 2015 and Mr. Wolstencroft, our President and Chief Executive Officer who does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (2)		Total ($)
Richard I. Beattie	112,500	(3)	112,500	(9)	225,000
John A. Fazio	77,500	(4)	112,500	(9)	190,000
Mark Foster	37,500		112,500	(8)	150,000
Jill Kanin-Lovers	77,500	(5)	112,500	(8)	190,000
Gary E. Knell	47,500	(6)	112,500	(9)	160,000
Robert E. Knowling, Jr.	47,500	(7)	112,500	(9)	160,000
V. Paul Unruh	47,500	(7)	112,500	(8)	160,000

(1)	Reflects cash compensation earned by each director in 2014 and includes any amounts deferred at the director’s election under our VDC Plan.

(2)	Reflects the grant date fair value for financial reporting purposes as determined in accordance with ASC Topic 718 for common stock or RSUs granted under the 2012 GlobalShare Plan.

(3)	Mr. Beattie earned an additional cash retainer of $75,000 as our Non-Executive Chair of the Board.

(4)	Mr. Fazio earned an additional cash retainer of $30,000 as Chair of the Audit and Finance Committee and $10,000 as a member of that Committee.

(5)	Ms. Kanin-Lovers earned an additional cash retainer of $30,000 as Chair of the Human Resources and Compensation Committee. She also earned an additional cash retainer of $10,000 as a member of the Audit and Finance Committee.

(6)	Mr. Knell earned an additional cash retainer of $10,000 as Chair of the Nominating and Board Governance Committee. All of Mr. Knell’s fees were deferred pursuant to our VDC Plan.

(7)	Mr. Knowling and Mr. Unruh each earned an additional cash retainer of $10,000 as members of the Audit and Finance Committee.

(8)	The amount reflects an award of stock granted on May 22, 2014 (the date of the Annual Meeting of Stockholders). The award was equal to the annual equity retainer of $112,500 divided by the closing stock price on the date of grant of $18.57 rounded to the nearest whole share, resulting in 6,058 shares.

(9)	Reflects an award of RSUs granted on May 22, 2014 with the same value as the award of stock described in footnote (8).

VOTING SECURITIES OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock, which is the only outstanding class of voting securities or other equity securities of the Company, as of March 31, 2015 (except where otherwise noted) for: (i) each of the Company’s directors; (ii) each of the named executive officers serving the Company as of March 31, 2015; (iii) each person known to us to be the beneficial owner of five percent or more of the outstanding shares of Common Stock; and (iv) all of the directors and executive officers as a group. On March 31, 2015, there were 18,319,620 shares of Common Stock outstanding.

The information provided in the table is based on the Company’s records, information filed with the SEC and information provided to Heidrick, except where otherwise noted.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days of March 31, 2015 (May 31, 2015) through the exercise of any stock options and through the vesting of stock units payable in shares. Beneficial ownership excludes options or stock units vesting after May 31, 2015. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table.

Names (1)(2)(3)	Shares of Common Stock Beneficially Owned (3)	Percent
Richard I. Beattie	33,996	*
John A. Fazio	37,757	*
Mark Foster	15,621	*
Robert S. Kaplan	78,627	*
Jill Kanin-Lovers	34,288	*
Gary E. Knell	30,799	*
Robert E. Knowling, Jr.	36,297	*
V. Paul Unruh	34,188	*
Tracy R. Wolstencroft	8,185	*
Stephen W. Beard	38,294	*
Jory J. Marino	20,058	*
Richard W. Pehlke	31,451	*
Heartland Advisors, Inc. (4)(8)	1,813,301	9.9
BlackRock, Inc. (5)(8)	1,555,270	8.5
Franklin Resources, Inc. (6)(8)	1,350,887	7.4
Paradice Investment Management Pty Ltd (7)(8)	969,023	5.3
On March 31, 2015, the shares beneficially owned by all executive officers and directors as a group (15 persons) were:	413,859

*	Represents holdings of less than one percent (1%).

(1)	The mailing address for each officer and director of the Company is 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of fully owned or earned Common Stock and RSUs as well as shares of Common Stock issuable pursuant to RSUs and stock options that are exercisable on March 31, 2015, or which will become exercisable within 60 days of that date or upon termination of a director’s service to the Board, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other stockholder.

(3)	The calculation of shares of Common Stock beneficially owned for our directors includes Common Stock equivalents in the form of fully earned RSUs that are owned by the director for which full consideration has been received by the Company and for which there are no additional outstanding conditions. All RSUs will be converted into shares of Common Stock upon the director’s termination of service to the Board. This includes 13,960 RSUs owned by Mr. Beattie; 21,305 RSUs owned by Mr. Fazio; 870 RSUs owned by Ms. Kanin-Lovers; 30,799 RSUs owned by Mr. Knell; 36,297 RSUs owned by Mr. Knowling; and 770 RSUs owned by Mr. Unruh.

(4)	Number is based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2015 jointly by Heartland Advisors, Inc. and William J. Nasgovitz (789 North Water Street, Milwaukee, WI 53202) as its control person, reporting shared voting and dispositive power over 1,813,306 shares.

(5)

Number is based on information contained in Schedule 13G/A filed by BlackRock, Inc. (40 East 52nd Street, New York, NY 10022) with the SEC on January 22, 2015, reporting sole dispositive power over 1,596,222 shares and sole voting power over 1,555,270 shares.

(6)	Number is based on information contained in Schedule 13G filed with the SEC on February 9, 2015 jointly by Franklin Templeton Investments Corp. (200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4), which reports sole voting and dispositive power over 1,350,887 shares, as well as Franklin Resources, Inc. and its principal stockholders (One Franklin Parkway, San Mateo, CA 94403-1906), each of whom the Schedule 13G states may be deemed the beneficial owners of these shares.

(7)	Number is based on information contained in Schedule 13G filed with the SEC on February 22, 2015 reporting shared voting and dispositive over 969,023 shares by Paradice Investment Management LLC (The Rollnick Building, 222 Milwaukee Street, Suite 201, Denver Colorado 80206) and Paradice Investment Management Pty Ltd (Level 12, 139 Macquarie Street, Sydney, Australia 2000).

(8)	The “Percent” for each of Paradice Investment Management Pty Ltd., BlackRock, Inc., Franklin Resources, Inc. and Heartland Advisors, Inc. was calculated by using the number of beneficially owned shares disclosed in the respective Schedule 13G as the numerator and the number of the Company’s outstanding common shares as of March 31, 2015 as the denominator.

COMPENSATION DISCUSSION AND ANALYSIS

Heidrick & Struggles International, Inc. is a leadership advisory firm providing executive search, culture shaping and leadership consulting services. We assist organizations in achieving their long-term business objectives by helping them to improve the effectiveness of their leadership teams. We provide our services to a broad range of clients through the expertise of our experienced consultants located in major cities around the world. In recent years, we have expanded our service capabilities in response to our clients’ request for comprehensive leadership advisory services. The Human Resources and Compensation Committee (HRCC) of the Board of Directors seeks to ensure that our executive compensation programs attract, retain and reward the best talent, while at the same time maintain a strong link between pay and performance and align the interests of our executives and stockholders. Our executive compensation philosophy emphasizes and rewards both Company and individual performance, which we believe promotes sustained long-term performance by rewarding not only the achievement of financial and operational goals, but also the accomplishment of individual strategic objectives that enable growth.

This Compensation Discussion and Analysis describes the philosophy and objectives of our executive compensation programs for our named executive officers. For 2014 our named executive officers were:

•	Tracy R. Wolstencroft, President and Chief Executive Officer as of February 3, 2014

•	Jory J. Marino, Interim Chief Executive Officer from January 1 through February 3, 2014

•	Richard W. Pehlke, Executive Vice President and Chief Financial Executive Officer

•	Stephen W. Beard, Executive Vice President General Counsel, Chief Administrative Officer and Secretary

2014 Year in Review

2014 was an important year of strategic and operational accomplishments, increased financial momentum and revenue growth for the Company. Our most significant accomplishment was the hiring of our new President and Chief Executive Officer, Tracy Wolstencroft, a highly accomplished executive with over twenty-five years of experience counseling high performing and Fortune 500 companies around the globe.

During 2014 we continued to implement initiatives to strengthen and invest in our Company which allowed us to continue to meet the growing needs of our clients, manage our costs more effectively and better position the Company to deliver results to our stockholders. Our efforts achieved the positive results detailed below. Along with our dedicated and experienced consultants and staff located in major cities around the world, our named executive officers Messrs. Wolstencroft, Marino, Beard and Pehlke each led and played an important role in the achievement of these results for the Company and its stockholders.

2014 -Financial and Operational Results
Consolidated Net Revenue (revenue before reimbursements)	$494.3 million, a 7.1% increase from $462.0 million in 2013.

Adjusted EBITDA[1]	$48.9 million, a $9.2 million improvement from $39.7 million in 2013.

Adjusted EBITDA Margin[1]	9.9%, compared to 8.6% in 2013.

Operating Income	$26.7 million, compared to $15.6 million in 2013.

Operating Margin (operating income as a percentage of net revenue)	5.4% compared to 3.4% in 2013.

[1]	Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, compensation expense associated with Senn Delaney retention awards, earn-out accretion, restructuring charges, and other non-operating income (expense). Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. See the reconciliation attached as Annex A.

Consultant Productivity (net revenue per executive search and leadership consulting consultant)	$1.5 million, up from $1.4 million in 2013.

Common Stock Price (measured at December 31)	$23.05 per share, up 14.4% from $20.14 per share in 2013.
General Operations

•     Launched new and integrated products and services to meet the developing needs of our clients.

•     Maintained a sound financial and operating structure, including a strong liquidity and cash flow position to support our business plan.

•     Enhanced the Company’s marketing, risk management and performance evaluation processes.

Consultant Attrition	During 2014, the Company’s attrition rate among consultants declined by 7% when compared to 2013.

2014- Leadership Developments and Initiatives

New President and Chief Executive Officer	In February 2014, Tracy R. Wolstencroft assumed the position of President and Chief Executive Officer of the Company replacing Jory J. Marino, a long-term senior search consultant of the position of Interim Chief Executive Officer.

Head of Global Markets

In April 2014, Mr. Marino assumed the position of Head of Global Markets overseeing the operations of and consultant performance in the Company’s three geographic regions, specifically the Americas (which includes the countries in North and South America), Europe (which includes the continents of Europe and Africa) and Asia Pacific (which includes Asia and the region generally known as the Middle East).

This appointment required Mr. Marino to steadily transition from his roles as Interim CEO and a long-term senior search consultant, to a full time corporate officer with solely business operation and management responsibilities during the course of the year. After completion of this transition and as of January 1, 2015, Mr. Marino also was appointed as an Executive Vice President of the Company.

2014—Performance Based Compensation Highlights

Our HRCC continued to implement a performance-based compensation structure for 2014 for our named executive officers consisting of both short and long-term incentive programs. These programs were based on individual, financial and operational metrics.

The Company’s 2014 financial and operational performance met or exceeded our target levels, and our HRCC considered both quantitative and qualitative individual, financial and operational factors when determining named executive officer compensation for the year. Those considerations, along with the operation of the Company’s compensation policies, resulted in the following key compensation highlights for 2014:

Compensation Element	Performance Based Compensation Highlights
Short-Term Management Incentive Plan or “MIP”	The Company performance portion of our annual cash bonus program, for our named executive officers, which is designed to reward achievement of specific performance goals over a one-year period and delivered through our Management Incentive Plan or “MIP” (described on page 31), was calculated at 96% of target for the 2014 fiscal year. With respect to Messrs. Wolstencroft, Marino, Pehlke and Beard, the HRCC determined that their performance during the year warranted an award calculation of 140% of target for the individual component of their 2014 MIP awards. However, Mr. Wolstencroft voluntarily declined his individual award at the 140% level and opted for an individual award calculation of 125% demonstrating his commitment to and belief in the firm and additional performance and quality improvements to the Company going forward. Individual performance accounts for 25% of the payout for each named executive officer’s MIP award. The other 75% is based upon Company performance.

Long-Term Incentives or “LTI” awards	As part of our annual long term incentive program and regular practice, for our named executive officers, our 2014 Long-Term Incentives or “LTI” awards (delivered as both Performance Stock Units “PSUs” and Restricted Stock Units “RSUs”) were granted in March 2015 at full target value.

Outstanding PSUs	Our PSUs issued in 2012 and vesting in full in 2015 paid out at 81.9% of target based on calculation of the three-year average of operating income relative to the Company’s target goals for 2012 through 2014.

Employment Agreements	The Company enters into employment agreements with executive officers as new executives join the Company or current officers take on executive roles. Recently we entered into new employment agreements with our new President and Chief Executive Officer, Tracy R. Wolstencroft and Jory J. Marino for his new role as Head of Global Markets. Our employment agreements for executive officer do not contain guaranteed bonus payments, and all equity award provisions consisted entirely of unvested RSUs and PSUs as required by our regular long term incentive programs. Other terms and conditions of employment contracts with executive officers are consistent with our compensation philosophy and program objectives. See, Employment Agreements on page 36.

Overall Compensation Philosophy

Our HRCC strives to establish compensation programs for our executives and employees that are market competitive with firms in the executive search, leadership consulting and management consulting space, both public and private, with whom we compete for executive talent. At the heart of our compensation programs is a pay-for-performance philosophy that is internally fair and equitable among executives. We expect our executive officers to initiate and carry out sustainable growth strategies and create long-term value and growth for the Company and its stockholders. We link various aspects of our business strategies with our compensation program design. Company performance is a primary factor in most elements of our executive incentive compensation program design. When measuring Company performance, we may consider both qualitative and quantitative factors and achievements relating to our business strategies and objectives. In assessing the individual performance of named executive officers, our HRCC may consider, among other things, the officer’s accomplishments of priorities, contributions to the Company’s strategic initiatives and execution of leadership objectives.

Executive Compensation Program Principles

Our HRCC uses the following principles to implement our executive compensation philosophy:

Compensation Principle	Compensation Program Feature
Reward performance, long-term growth and sustained profitability through variable pay elements.

A substantial portion of our named executive officers’ compensation is variable (approximately 76.5% for our new CEO and an average of 66.7% for our other named executive officers) and composed of annual and long-term incentive awards that are only earned upon achievement of financial and non-financial objectives that either influence or contribute to stockholder value creation.

Our variable pay is heavily weighted toward long-term equity awards that require sustained financial performance to deliver significant value by the Company and encourage our named executive officers to deliver continued growth over an extended period of time. These equity awards, coupled with executive stock ownership guidelines and our mandatory deferral of a portion of any MIP bonuses earned, further assure the alignment of interests between our named executive officers and our stockholders.

Attract, retain and motivate the most talented executives.	Our executive compensation must enable us to attract, motivate and retain not only highly talented executives, but also search and leadership consultants from both public and private employers with whom we compete for top talent critical to our long-term success.

Provide modest benefits and limited perquisites.

We provide modest standard employee benefits, limited financial planning (maximum of $1,080 per year or $3,150 for the first year expenses are incurred), annual physicals to our named executive officers and business club memberships. All business club memberships are offered to executives on the same scale and terms as those for our executive search consultants.

We provide no Company contributions to retirement or pension plans for executives beyond our broad-based 401(k) plan. We believe the financial opportunities provided to our named executive officers through our executive compensation program minimize the need for extra benefits or perquisites.

Applying these principles results in pay packages where a significant portion of compensation is put “at risk,” in the form of performance-based annual and long-term incentives. We believe our executive pay packages support our commitment to sound corporate governance and reflect common “best practices”, including:

Best Practice	Heidrick’s Implementation and Result
Prudent Approach to Increases in Base Salaries.	In recent years we have not increased base salaries for our named executive officers unless their roles and duties expanded or they were newly hired or promoted. We increased the base salaries of Messrs. Beard and Pehlke in 2014 in response to both officers taking on increased strategic roles within the Company and to maintain internal equity among executives.

Annual Incentives Based on Performance.	Consistent with our pay-for-performance philosophy, our MIP rewards both Company and individual performance, with a heavier weighting on Company performance.

Mandatory Deferral of Portion of Earned Annual Incentive Award	Ensuring that our annual incentives continue to provide retention value, we defer 15 percent of our named executive officers’ MIP bonuses, to be paid out in equal annual amounts over a three-year period.

No Repricing or Replacing Outstanding Stock Options.	It has been our practice not to reprice or replace outstanding stock options, and we did not reprice or replace any stock options during 2014.

Compensation is Subject to a Claw-Back Policy.	Our Board and HRCC have adopted a Claw-back Policy that applies to the named executive officers and is intended to include the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

No Evergreen Provisions in Employment Agreements.	We have eliminated “evergreen provisions” that automatically renew the term of the agreement from our employment contracts. We do not plan on adopting any new employment agreements that contain “evergreen provisions” unless we find a compelling business reason for doing so. The employment agreements we entered into recently with our executives have not included an evergreen provision.

No Excise Tax Gross-Ups.	We have eliminated excise tax gross-up provisions in employment agreements with our named executive officers and in our Change in Control (CIC) Severance Plan. The employment agreements we recently entered into with our executives have not include an excise tax gross-up provision.

No Single-Trigger Equity Vesting Upon a CIC.	All of the equity awards we have granted since 2011 contain a “double trigger” CIC vesting provision, meaning that vesting is accelerated only if there is both a CIC and a termination of employment within two years following the CIC.

No Excessive Perquisites.	We provide modest limited perquisites to our named executive officers consisting of physicals, financial planning and business club memberships. All business club memberships are offered to executives on the same scale and terms as those for our executive search consultants.

No Hedging By Our Named Executive Officers.	None of our named executive officers have hedged their Company stock interests. Our Board and HRCC adopted a policy prohibiting such hedging in February 2013.

No Pledging By Our Named Executive Officers.	None of our named executive officers have pledged any of their Company stock. Our Board and HRCC adopted a policy prohibiting such pledging in February 2013.

Best Practice	Heidrick’s Implementation and Result
No Guaranteed Bonuses.	We believe that bonuses should reflect actual Company and individual performance. As a result our employment agreements for executive officers do not contain guaranteed bonus payments, except in limited circumstances typically related to a newly hired executive. We did not guarantee bonus payments for any of our named executive officers for 2014.

No Common Performance Metrics Used for Annual and Long-Term Incentives.	We do not use the same performance metrics for our annual and long-term incentive plans.

Maintain Executive Stock Ownership Guidelines.	We maintain stock ownership guidelines applicable to our named executive officers and directors. In 2015 we increased the stock ownership guidelines for our CEO from three times base salary to five times base salary.

Stockholder Feedback and Say-on-Pay Vote Results.

At our 2014 Annual Meeting of Stockholders, we held our annual non-binding stockholder advisory vote to approve executive compensation (“say-on-pay”). Our stockholders approved our fiscal 2013 executive compensation, with more than 87 percent of voting stockholders casting their vote in favor of the say-on-pay resolution. The HRCC took this support level as an indication that stockholders were supportive of our pay design and decisions in fiscal 2013.

We had regular and active discussions with our major stockholders during 2014 on various topics throughout the year, and during those conversations we did not hear of any specific issues relating to the design of our compensation program. Therefore we have not made any changes to our compensation programs as a result of the 2014 say-on-pay vote or our shareholder outreach efforts during 2014. Our HRCC is dedicated to continuous improvement of the existing executive compensation program to reflect an appropriate alignment of pay and performance and will continue to review stockholder concerns in designing and implementing the Company’s executive compensation program.

Setting Executive Compensation

Oversight of Compensation Programs.    Our HRCC is responsible for overseeing our executive compensation programs. See page 26 of this proxy statement for more information on the role and responsibilities of our HRCC concerning executive compensation and related corporate governance, and page 12 of this proxy statement for a discussion of the Company’s assessment of risk related to its compensation programs.

Role of the Independent Consultant.    As disclosed on page 14 of this proxy statement, our HRCC utilized the services of Pay Governance LLC (Pay Governance), an independent compensation consulting firm, to advise it on executive compensation, equity plan design and related corporate governance matters. Our HRCC reviewed the six independence factors set out in the Nasdaq Rules and determined that Pay Governance was independent and without conflicts of interest for 2014. This determination was reached after reviewing the following factors: (i) whether Pay Governance provides any other services to the Company; (ii) the amount of fees paid relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of our HRCC; (v) ownership of Company stock; and (vi) any personal or business relationships with named executive officers.

Role of Executive Officers in Compensation Decisions.    Our HRCC approves all compensation decisions for our named executive officers. The Chief Executive Officer annually reviews the performance of each of the named executive officers other than himself. Following the performance reviews, the Chief Executive Officer presents compensation recommendations to our HRCC for consideration. Our HRCC, with input from the full Board, reviews the Chief Executive Officer’s performance. Our HRCC has full discretion to approve, modify or reject any recommended compensation adjustments or awards made to the named executive officers.

Role of our Human Resources and Compensation Committee.    Our HRCC engages in a rigorous process in determining the total compensation of our named executive officers. This process involves setting Company performance and strategic and operational goals for the named executive officers near the beginning of each fiscal year and evaluating the performance of the named executive officers against those pre-established goals. Our HRCC determines and approves the compensation of the named executive officers based on this evaluation. In evaluating named executive officer compensation, our HRCC, as noted above, has retained the services of Pay Governance and considers recommendations from the Chief Executive Officer with respect to goals and compensation of the other named executive officers, but our Chief Executive Officer does not provide such input as to his own compensation. Our HRCC assesses the information it receives in accordance with its business judgment.

Use of a Peer Group.    Our HRCC evaluates our executive compensation programs in comparison to those of a select peer group, which in 2014 consisted of 15 similarly-sized public professional services companies. Our HRCC uses the peer group to compare total direct compensation and the mix of compensation elements for each named executive officer against positions at peer group companies with similar responsibilities. Our HRCC also uses the peer group to review executive pay programs and practices at those companies.

For 2014 the peer group consisted of the following companies, which our HRCC determined will continue to be used for 2015:

The Advisory Board Company	Huron Consulting Group, Inc.
CBIZ Inc.	ICF International Inc.
CIBER, Inc.	Kforce, Inc.
The Corporate Executive Board Company	Korn Ferry International
CRA International, Inc.	Navigant Consulting, Inc.
Hudson Global, Inc.	On Assignment Inc.
FTI Consulting, Inc.	Resources Connection, Inc.
TrueBlue, Inc.

In setting compensation, the HRCC considers the peer group companies with which we directly compete for executive talent and stockholder investment. Our HRCC also relies on its general knowledge of executive compensation levels and practices. Most of the Company’s executive search and leadership advisory competitors, from which executive talent is often recruited, are privately held and therefore not included in the above list of our public peer group companies as information on their compensation practices is difficult to obtain.

We do not set a specific, relative percentile positioning for total direct compensation, or the elements of total direct compensation, as a target for named executive officer pay levels. Rather, we review the total direct compensation range for each position and the mix of elements to ensure that compensation is adequate to attract and retain key named executive officers. To ensure that compensation is linked to performance, our named executive officer compensation program is designed to deliver at least 65% of total direct compensation through variable pay. Our named executive officer compensation program is also designed to ensure that a significant proportion of the named executive officer’s compensation is delivered in equity and thus aligned with the interests of our stockholders.

Named Executive Officer Compensation Components

Alignment with our executive compensation philosophy is achieved through the executive compensation components for our named executive officers outlined below. Messrs. Wolstencroft, Marino, Beard and Pehlke each participated in these programs during 2014. Because Mr. Marino assumed multiple positions during 2014, his compensation elements are described later in this Section under the heading Special Compensation Components—Interim Chief Executive Officer on page 37.

Compensation Element	Compensation Objectives and Principles	Relation to Performance	2014 Actions/Results
Base Salary—Fixed annual cash; paid on a monthly basis

•  Compensate named executive officers for services rendered during the year in the form of fixed cash compensation.

•  Base salary levels are set to reflect the named executive officers’ role and responsibilities, value to the Company, experience and performance, internal equity and market competitiveness.

		Increases in base salary reflect market positioning, economic conditions and our HRCC’s assessment of Company and individual performance over the prior year.	We increased the base salaries of Messrs. Beard and Pehlke in 2014 in response to both officers taking on increased strategic roles within the Company and to maintain internal equity among executives.

Short Term Annual Incentives—Variable Cash; paid in March of the following year

•     Includes MIP awards consisting of cash, paid 85% on an annual basis and 15% on a deferred basis ratably over 3 years beginning the following year subject to the officer’s continued service to the Company

•  Motivate and reward named executive officers for achieving specific performance goals over a one-year period.

•  Payment is not guaranteed and levels vary according to Company and individual performance.

		75% of the target annual incentive is based on Company performance against pre-established financial goals. The remaining 25% of the target annual incentive is based on achievement of individual performance goals and objectives that are intended to position the Company for success.	Because of the Company’s 2014 year-end performance, the Company performance component of each MIP award (weighted at 75%) was calculated at 96% of target. With respect to Messrs. Wolstencroft, Marino, Pehlke and Beard, the HRCC determined that their performance during the year warranted an individual award calculation (weighted at 25%) of 140% of target for the individual component of their 2014 MIP awards. However, Mr. Wolstencroft voluntarily declined his individual award at the 140% level and opted for an individual award calculation of 125% demonstrating his

Compensation Element	Compensation Objectives and Principles	Relation to Performance	2014 Actions/Results
commitment to and belief in the firm and additional performance and quality improvements to the Company going forward.

Long-Term Incentives (LTI)—Variable Equity; paid in March of the following year

•  Half of the executive’s LTI value is delivered as Performance Stock Units (“PSUs”) with a three-year performance period

	• Align named executive officers’ interests with those of the Company’s stockholders and drive long-term value creation. • Pay for performance. • Reward named executive officers for long-term growth.	Named executive officers can earn between 0% and 200% of the target number of PSUs based on Company performance against pre-established financial goals (Operating Income) for the three-year performance period.	PSUs issued in 2012 and vesting in full in 2015 paid out at 81.9% of target based on calculation of the three-year average of operating income relative to the Company’s target goals for 2012 through 2014.

• Half of the executive’s LTI value is delivered as Restricted Stock Units (“RSUs”)	• Align named executive officers’ interests with those of the Company’s stockholders and drive long-term value creation. • Attract, retain and reward named executive officers for Company performance.	The HRCC may consider company performance when determining the size of the LTI grants for a given year.	50% of named executive officers’ LTI value was in RSUs for 2014.

Special Compensation Components for the Recruitment of Our New CEO

On February 3, 2014, we entered into an employment agreement with Mr. Wolstencroft to serve as our President and Chief Executive Officer. Our Board believes that through the skills and experience that Mr. Wolstencroft brings to the Company from his accomplished twenty-five year career with Goldman Sachs, including his professional insights, ability to counsel high performing companies around the globe and understanding of the needs of Fortune 500 clients, he is extremely qualified and able to bring valuable and essential talents, abilities and experiences to Heidrick that are well suited to address the Company’s current challenges and position Heidrick for long-term growth.

When recruiting our new CEO, our Board and HRCC recognized the need to be competitive with the type and level of compensation employed by companies in the various industries that provide sophisticated strategic business consulting services to the world’s leading companies with which we are competing for both clients and executive talent. As a result, during the process the Board and HRCC considered the executive pay practices of institutions that provide global strategy and management consulting services to leading institutions worldwide, as well as those of executive search and recruiting firms.

We designed elements of Mr. Wolstencroft’s compensation for 2014 to include the standard compensation elements described in this Section under the heading Named Executive Officer Compensation Components. We also included one-time equity recruitment awards as an inducement for Mr. Wolstencroft to join Heidrick, and to establish an immediate and significant link between performance and shareholder interests and to create an immediate financial stake in Heidrick. The recruitment awards (which are subject to Mr. Wolstencroft’s continued employment with the Company) consisted of:

•	125,000 time vesting RSUs that will vest in equal installments on the 3rd, 4th and 5th anniversary of the date of grant; and

•

125,000 Performance-based RSUs (PRSUs) that will vest after the 2nd anniversary of the date of grant subject to the achievement of specified stock price increases from $15.97. Specifically, 31,250 PRSUs will vest in equal tranches as displayed in the following chart:

Number of PRSUs Vesting on the Vesting Date	20 Consecutive Closing Trading Price as a Percentage of $15.97
31,250	115%
31,250	130%
31,250	145%
31,250	160%

Mr. Wolstencroft’s PRSUs described above are different from the Company’s annual long term equity awards, which we refer to as Performance Stock Units or PSUs. PSUs are target-based equity grants that generally vest three years from the grant date if certain company performance goals are achieved such as operating income. In this proxy statement we refer to Mr. Wolstencroft’s recruitment award as PRSUs and our annual long-term awards as PSUs.

Given the caliber of Mr. Wolstencroft’s background and experience, we also increased the level of annual compensation for Mr. Wolstencroft from the arrangement we had with our former CEO in order to be market competitive with the executive search, leadership consulting and management consulting firms with whom were competing for executive talent.

Mr. Wolstencroft’s short-term cash bonus opportunity (displayed in the following table as Annual Incentive Earned) is variable, meaning the final payout amount is based solely on the achievement of specific performance goals over a one-year period which include both Company performance metrics (weighted at 75%) and individual performance factors (weighted at 25%).

Half of Mr. Wolstencroft’s long-term equity incentive opportunity (displayed in the following table as LTI Award) also is variable, meaning the number of shares actually paid to our CEO (if any) depends upon and is subject to the achievement of certain performance measures over a three-year vesting period, and is based on a graduated scale ranging from 0 to 200% of the initial target amount. The other half of the award consists of time-vesting RSUs that will vest in three equal installments.

The Board and the HRCC view these compensation changes and costs as prudent investments for the Company’s future, as important vehicles to align our new CEO’s interest with those of stockholders and promote long-term stockholder value if performance standards are achieved, and as consistent with market practices for executives in the business consulting industry and the companies with which we compete for clients and executive talent.

Compensation Mix – Variable vs. Fixed

Our HRCC believes that our named executive officers should be rewarded for the achievement of financial and non-financial objectives that either influence or contribute to stockholder value creation. Consistent with our “pay for performance” philosophy, our HRCC established elements of fixed and variable compensation for the named executive officers who served most of the fiscal 2014 (Messrs. Wolstencroft, Pehlke and Beard).

Key principles considered by our HRCC for determining the mix and level of fixed and variable pay for our named executive officers, were our ability to attract, retain and motivate the most talented executives available in light of competitive market practices, our position among companies with which we compete for executive talent, alignment of interests with those of our stockholders, our goals for pay for performance and the market level of total cash and non-cash compensation we pay to our named executive officers.

Base Salary

Our HRCC has established base salaries for our named executive officers that, in its judgment, are competitive. For each named executive officer, base salaries are reviewed against levels for positions with similar responsibilities at the peer group companies, using the comparative data prepared by our HRCC’s compensation consultant. Our HRCC then considers individual performance, internal pay equity, functional expertise, experience and scope of responsibilities in approving any changes to the base salary. For 2014, the Company increased the base salaries for both Mr. Pehlke (from $375,000 to $400,000) and Mr. Beard (from $350,000 to $375,000) in response to both officers taking on increased strategic roles within the Company and to maintain internal equity among executives.

Annual Incentives

Our Management Incentive Plan or MIP is the short-term cash incentive vehicle through which we reward our named executive officers with an annual cash bonus for achieving specific performance goals over a one-year period. Under our MIP, determination of the payout level (if any) for each named executive officer’s award is based upon the achievement of a combination of Company performance metrics (weighted at 75%) and individual performance factors (weighted at 25%). Our HRCC has discretion to modify any payouts (upwards or downwards) under the MIP as appropriate to ensure plan objectives are met, taking into consideration a variety of Company specific or environmental factors. Our MIP awards are subject to the Claw-back Policy adopted by our HRCC.

In 2014 our MIP included six Company performance metrics to determine the pay-out level (if any) of awards: consolidated net revenue, operating income, operating margin, revenue per consultant, EBITDA and EBITDA Margin. The Company’s 2014 performance either met or exceeded all target MIP performance metric target levels. Actual Company results for 2014 were:

MIP Performance Metric	Target Performance Levels	Actual Performance
Consolidated Net Revenue	$487.1 million	$494.0 million
Revenue Per Consultant	$1.5 million	$1.5 million
Operating Income	$22.0 million	$26.7 million
Operating Margin	4.4%	5.4%
EBITDA	$45.0 million	$48.9 million
EBITDA Margin	9.2%	9.9%

Payout amounts under our MIP were set for each metric based on “Minimum”, “Target” and “Maximum” performance levels and corresponding bonus payment levels based on the Company’s business plan and other operational and environmental factors. “Target” performance is the level at which a participant will earn 100% of his or her target award. Depending upon the relationship of the Company’s actual financial performance and the individual’s annual evaluation, final payouts under our MIP may be as little as zero and as high as 150% of Target for Messrs. Wolstencroft Marino, Beard and Pehlke.

The HRCC sets Company and individual performance goals for the named executive officers at the beginning of the performance period. These goals consist of both quantitative and qualitative performance objectives. Our HRCC considers the reviews conducted by the Chief Executive Officer of the other named executive officers and conducts its own review of the Chief Executive Officer’s performance against those pre-established performance objectives, as well as Company performance milestones achieved during the year. With respect to our Chief Financial Officer our HRCC also considers input from our Audit Committee Chair.

With respect to our total cash bonus pool for all employees of the Company, through which our MIP Plan is funded, overall Company performance determines the amount available for all of our variable compensation programs for the year. The funds available for our total cash bonus pool are significantly impacted by the amount of net revenue that is generated by each consultant, because each consultant’s cash bonus is based on a graduated tiered payout model. The more net revenue that is generated by each consultant, the higher the percentage credited towards the consultant’s variable compensation and thus accrued by our Company as expense.

Each year the mix of consultants who generate (or fail to generate) projected net revenue for the year can significantly affect the total funds available for the operation of all of our cash bonus compensation programs. As a result, despite the fact that for 2014, the Company’s financial performance met all “Minimum” performance levels and either met or exceeded each “Target” performance level, due to the mix of consultants that generated revenue for the year and the required operation of all of our cash bonus programs for all employees, the Company performance portion of the MIP for the named executive officers was calculated at 96% of Target.

As discussed under the Section heading 2014 Year in Review on page 20, along with our committed consultants and staff around the world, Messrs. Wolstencroft, Pehlke, Beard and Marino were instrumental to the operational results, business accomplishments and increase in financial momentum and revenue growth for the Company. Their efforts created notable value for the Company and its shareholders, and consequently the HRCC determined that their performance during the year warranted an award calculation of 140% of target for the individual component of their 2014 MIP awards. However, Mr. Wolstencroft voluntarily declined his individual award at the 140% level and opted for an individual award calculation of 125% demonstrating his commitment to and belief in the firm and additional performance and quality improvements to the Company going forward.

The 2014 bonus paid to each named executive officer under our MIP is set forth below. Of these amounts, 85% was paid in March 2015 and the remaining 15% will be paid in equal annual installments over the three years beginning in 2016. The amounts for Mr. Marino reflect his 3 months of service as Head of Global Markets whereas the amounts for Messrs. Beard and Pehlke reflect the full year. The amounts for Mr. Wolstencroft are prorated to reflect his employment with the Company on February 3, 2014.

*	The amount for Mr. Wolstencroft is prorated to reflect his employment with the Company on February 3, 2014, and the amount for Mr. Marino is prorated to reflect his 3 months of service as Head of Global Markets.

Long-Term Incentives

Our HRCC approved certain long-term incentives for the named executive officers in place on March 7, 2014 that were provided for under our 2012 GlobalShare Plan. Our LTI program for named executive officers is designed to:

•	Align named executive officers’ interests with those of our stockholders;

•	Motivate named executive officers to enhance our revenues and profitability;

•	Facilitate ownership of Company stock and the achievement of stock ownership guidelines; and

•	Attract and retain top talent.

Although our 2012 GlobalShare Plan allows us to issue a variety of equity based awards, our current LTI awards issued to our named executive officers consist of:

•

Performance Stock Units (PSUs) which are target-based equity grants that generally vest three years from the grant date if certain performance goals are achieved. Each PSU represents a right to receive shares of our Common Stock upon vesting, however the number of shares actually paid to the executive depends upon and is subject to the achievement of certain performance measures over the vesting period, and is based on a graduated scale ranging from 0 to 200% of the initial target amount. At the low and high end of this range, if the Company’s actual three-year average operating income performance is less than 75% of our annual operating plan goals, then the PSU pay-out will be 0, however if the three-year average performance is at or above 125% of our annual operating plan goals, then the PSU pay-out will be at 200% of the initial target amount. Our PSU awards are subject to the Claw-back Policy adopted by our HRCC.

•

Restricted Stock Units (RSUs) which are equity grants that are service-based and will vest in three equal installments (specifically on the first, second and third anniversaries of the date of grant), are generally subject to the executive’s continued employment with the Company. Each RSU represents a right to receive one share of our Common Stock upon vesting.

When issuing annual LTI awards, we equally divide the value of our LTI grants among PSUs and RSUs and calculate the number of RSUs or PSUs awarded to the named executive officer by dividing the total dollar value of LTI compensation granted to the officer by the closing price of our Common Stock on the grant date (usually in March of the grant year). All outstanding RSUs and PSUs are credited with dividend equivalents that are payable in cash following vesting. The primary purpose of crediting dividend equivalents on LTI awards is to align the participant with the value of being a stockholder over the course of the vesting period, but only to the extent the award vests.

In March 2014 we issued LTI awards to Messrs. Wolstencroft, Pehlke and Beard with half of their LTI awards issued as PSUs and the other half issued as RSUs. In his interim role as Chief Executive Officer Mr. Marino was not eligible for a 2014 LTI equity award, although he did receive an equity award in the amount of 15,000 RSUs upon the conclusion of tenure as interim CEO. Mr. Wolstencroft’s LTI target opportunity was equal to 200% of base salary and Messrs. Pehlke and Beard’s LTI target opportunity was equal to 100% of base salary. See the 2014 Grants of Plan-Based Awards Table on page 40 for more details on the equity grants that our HRCC approved. The following is a summary of the LTI awards issued to Messrs. Wolstencroft, Pehlke and Beard in 2014.

Named Executive Officer	Target LTI Value	Target # 2014-2016 PSUs	# RSUs
Tracy R. Wolstencroft	$1,700,000	43,257	43,257
Richard W. Pehlke	$375,000	9,542	9,542
Stephen W. Beard	$350,000	8,906	8,906

The LTI targets for all of our outstanding PSUs are discussed in more detail below and were based on our HRCC’s review of publicly disclosed data for our 2014 peer group for each position and internal pay equity considerations, as well as the Chief Executive Officer’s recommendations and a review of individual performance and potential.

2014-2016 Performance Stock Units.    Our 2014 PSUs issued to Messrs. Wolstencroft, Beard and Pehlke will vest over a three-year period and be subject to target goals for the Company’s average operating income over the 2014 though 2016 fiscal years, and will be paid in 2017. The number of shares eventually earned and paid to our named executive officers (if any) will be based on a graduated scale ranging from 0 to 200% of the initial target amount, depending on the Company’s three-year actual average operating income, relative to our annual operating plan goals for that period.

The Company achieved the operating income performance target set by the HRCC for 2014. Since the Company achieved the operating income goal for 2014, the award is currently on track to vest at 100% or above target if the Company achieves or surpasses its operating income goals in 2015 and 2016. Based on the Company’s 2015 operating plan, our HRCC establishes future operating income goals in the beginning of 2015 and 2016. After the end of the three-year period, the target number of PSUs may be adjusted based on the average operating income (expressed as a percentage of the Company’s target operating income goals) for each annual performance period as follows:

Average Percentage of Operating Income Goals	Percentage of Target PSUs Vesting
125% or More	200% (Maximum)
100%	100% (Target)
75%	50% (Threshold)
Less than 75%	0%

We set performance goals for our PSUs using a three-year average performance approach because:

•	Alignment between operating goals and executive performance, as well as named executive officer accountability, is maximized;

•	This approach better enables us to focus on the necessary strategic goals;

•	Final awards are based on average performance over a three-year period, which provides greater focus on sustained long-term results; and

•	The establishment of goals annually allows for more realistic goal setting in a volatile economic environment.

2013-2015 Performance Stock Units.    In March 2013, we granted PSUs to Messrs. Pehlke and Beard who were our named executive officers at the time. The 2013 PSUs will vest over a three-year period and be subject to target goals for the Company’s average operating income over the 2013 though 2015 fiscal years, and will be paid in 2016. The number of shares eventually earned and paid to our named executive officers (if any) will be based on a graduated scale ranging from 0 to 200% of the initial target amount, depending on the Company’s three-year average operating income, relative to our annual operating plan goals for that period.

The Company exceeded its operating income goals for both 2013 and 2014. Consequently, if the Company meets its operating income goal for 2015, the three-year average of actual Company operating income performance would be 107.9% of our annual operating plan goals for that period. This would result in a pay-out of approximately 131.7% of the initial target amount.

2012-2014 Performance Stock Units.    In March 2012, we granted PSUs to Messrs. Pehlke and Beard who were our named executive officers at the time. The 2012 PSUs vested over a three-year period and were subject to target goals for the Company’s average operating income over the 2012 though 2014 fiscal years, and were paid in 2015. The number of shares eventually earned and paid to our named executive officers was based on a graduated scale ranging from 0 to 200% of the initial target amount, and were calculated based on the Company’s three-year average operating income, relative to our annual operating plan goals for that period.

The Company did not meet its operating income goal for 2012, but did meet its operating income goal for both 2013 and 2014. As a result, the three-year average of actual Company operating income performance resulted in a 2012 PSU pay-out of approximately 81.9% of the initial target amount which was paid in March 2015.

Stock Ownership Guidelines.    To enhance the alignment of named executive officers’ interests with that of stockholders, we maintain stock ownership guidelines. Each new executive officer has five years to achieve a stock ownership level equal to a multiple of base salary. In 2015 we increased the stock ownership guidelines for our CEO from three times base salary to five times base salary. The stock ownership guidelines for our Named Executive Officers are as follows:

•	Chief Executive Officer: five times base salary

•	Other Named Executive Officers: two times base salary

In determining compliance with these guidelines, we include both direct stock ownership and RSU grants, but do not consider PSUs. Each of the named executive officers subject to the policy either satisfied the stock ownership guidelines or is on track to do so within the requisite five-year period.

Perquisites and Other Personal Benefits

We provide our named executive officers with the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life insurance and participation in our 401(k) plan. The named executive officers are also reimbursed for expenses incurred for an annual physical examination, for financial planning services (maximum reimbursement for financial planning is $1,080 per year or $3,150 if expenses are incurred for the first time), and business club memberships. All business club memberships are offered to executives on the same scale and terms as those for our executive search consultants.

Other Executive Compensation Arrangements

We have adopted other executive compensation arrangements, including our Change in Control Severance Plan (CIC Plan), designed to retain executives in a period of uncertainty; our Management Severance Pay Plan (Severance Plan), designed to provide financial assistance to executives following termination of employment; and employment agreements with each named executive officer. The material terms and conditions of these plans and agreements are summarized below.

“Double-Trigger” CIC Plan.    We maintain a CIC Plan for certain of our executives, including the named executive officers. The CIC Plan provides severance benefits to the executive if his or her employment is terminated by us without “cause”, or if he or she terminates employment with us for “good reason” (each term as defined in the Plan), within two years after a change in control of the Company (or within six months prior to a change in control of the Company if such termination is effected prior to, but in anticipation of, the change in control). The severance benefits payable to the named executive officers under the CIC Plan, as well as other material terms and conditions, are described in detail under the section entitled Contingent Payments on page 46.

We believe that the protection and benefits provided by the CIC Plan motivate our executives to act in the best interests of our stockholders by removing the distraction of post-change of control uncertainties faced by the executive officers with regard to their continued employment and compensation. Change in control protection for executives is also prevalent in the competitive environment in which we operate. The CIC Plan also contains restrictive covenants that prohibit the executives from competing and soliciting clients and employees for a certain period of time following a termination of employment.

Severance Plan.    The Severance Plan provides severance benefits to certain eligible employees, including the named executive officers. Benefits are paid to an eligible employee who is involuntarily terminated by us for other than cause (as defined in the Plan) and is not offered employment with the Company or a successor to the Company. The severance benefits payable to the named executive officers under the Severance Plan, as well as other material terms and conditions, are described in detail under the section entitled Contingent Payments on page 46.

Employment Agreements

Below is a summary of the material terms and conditions of the employment agreements we have in place with our named executive officers as of December 31, 2014.

Tracy R. Wolstencroft.    In February 2014, the Company entered into an employment agreement with our new President and Chief Executive Officer, Tracy R. Wolstencroft, under which he will receive:

•	An annual base salary of $850,000 per year subject to annual review but no decrease.

•	An annual cash bonus target opportunity under our MIP equal to 125% of his base salary, subject to the attainment of certain performance goals established annually by the HRCC.

•

An annual equity award target opportunity equal to 200% of his base salary, issued as a combination of PSUs and RSUs, subject to the attainment of certain performance goals established annually by the HRCC.

Mr. Wolstencroft participates in MIP at the Tier I level, the CIC Plan and Severance Plan at the Tier I level and our equity programs and our benefit plans at the same level as other senior executives. The agreement provides for severance payable upon termination without cause or resignation for good reason, as well as customary restrictive covenants in favor of the Company. See the heading in this Section entitled Special Compensation Components for the Recruitment of Our New CEO for information regarding separate one time equity recruitment award we made to Mr. Wolstencroft in 2014 as an inducement to join Heidrick as our CEO. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

Jory J. Marino.    In February 2015 the Company entered into an employment agreement with Jory J. Marino in connection with his service as Head of Global Markets. Under this agreement the Company will pay Mr. Marino a base salary of $650,000 per year. He also will be entitled to participation in the MIP at Tier I with a target bonus opportunity equal to 100% of base salary for the fiscal year, participation in the CIC Plan and Severance Plan at the Tier I level, participation in our equity programs, and participation in our benefit plans at the same level as other senior executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

In addition, for 2014 only, under this agreement Mr. Marino was entitled to earn a one-time transition bonus for the year, in a target amount of $300,000 due to the fact that during the year he was required to transition his clients to other consultants and carry out multiple management and consulting roles. The final payout for the transition bonus was dependent upon and subject to the achievement of certain performance metrics and measures over the 2014 fiscal year as developed, by the Chief Executive Officer, and be based on a graduated scale ranging from 0 to 150% of the target amount. Based on the recommendation of our Chief Executive Officer, the HRCC approved a 2014 transition bonus for Mr. Marino at a rate of 140% of the target amount, or $420,000.

Richard W. Pehlke.    On August 15, 2011, Mr. Pehlke was appointed as our Executive Vice President and Chief Financial Officer. Mr. Pehlke’s letter agreement provides that he is eligible to receive an annual base salary of $400,000 for 2014, participation in the MIP at Tier I with a target bonus opportunity equal to 100% of base salary for the fiscal year, participation in the CIC Plan and Severance Plan at the Tier I level, participation in our equity programs, and participation in our benefit plans at the same level as other senior executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

Stephen W. Beard.    We entered into an employment agreement with Mr. Beard, our Executive Vice President, General Counsel, Secretary and Chief Administrative Officer, on February 11, 2011, which was amended and restated on May 18, 2011. Under this agreement Mr. Beard’s annual base salary for 2014 was $375,000. His salary is subject to annual review (but no decrease), participation in the MIP at Tier I with a target bonus opportunity equal to 100% of base salary for the fiscal year, participation in the CIC Plan and

Severance Plan at the Tier I level, participation in our equity programs, and participation in our benefit plans at the same level as other senior executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

Claw-back Policy

We have adopted a Claw-back Policy which is intended to incorporate the SEC’s rules regarding the recoupment of executive compensation (i.e., claw-backs) under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the Sarbanes-Oxley Act of 2002 requirements. This policy will be applied to all applicable incentive compensation for our named executive officers and will enable the Company to take the steps necessary to recoup executive compensation when warranted.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deduction that a publicly held corporation is allowed for compensation paid to the chief executive officer and the other three most highly compensated executive officers other than the chief financial officer. Amounts in excess of $1 million paid to a covered executive, other than performance-based compensation, cannot be deducted. We consider ways to maximize the deductibility of executive compensation but reserve the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. As a result, some portion of executive compensation paid to an executive officer whose compensation is subject to the deduction limits described above may not be deductible in the United States. We have taken appropriate steps, including obtaining stockholder approval, with the intention of enabling stock options and performance-based awards made pursuant to the 2012 GlobalShare Plan and annual incentives under the MIP to be fully deductible where consistent with our compensation strategy.

Special 2014 Compensation Components—Interim Chief Executive Officer

During 2014, Jory J. Marino, a long tenured search consultant and Regional Leader for Americas served as Interim Chief Executive Officer (January 1 through February 3) and transitioned during the year into his new role as Head of Global Markets. Accordingly his 2014 compensation elements changed during the year as he transitioned roles and his pay for 2014 was not like that of our other named executive officers. Specifically, during 2014, Mr. Marino received the following as compensation:

Compensation Element	Description	Time Period
Base Salary—Fixed annual cash; paid on a monthly basis

• Consultant & Regional Leader

•  Participation in the Company’s regular compensation program for search consultants and Regional Leaders which included an annual consultant salary of $300,000 and an annual Regional Leader salary of $375,000.

• January 1 through September 30

• Head Global Markets	• Compensation as Head Global Markets at an annual salary of $650,000.	• October 1 through December 31

• Interim CEO Stipend	• Monthly CEO management stipend of $31,250 in connection with his role as Interim Chief Executive Officer.	• January 1 through February 3.

Compensation Element	Description	Time Period
Short Term Annual Incentives— Variable Cash; paid in March of the following year

•  Discretionary annual cash bonus based for service as Regional Leader under which he was eligible to earn 0-150% of the prorated annual target amount ($375,000). Mr. Marino was paid a prorated 2014 Regional Leader bonus of $267,188 in March 2015.

• January 1 through September 30

•  MIP and Regional Leader annual incentive awards consisting of cash, paid 85% on an annual basis and 15% on a deferred basis ratably over 3 years beginning the following year subject to the officer’s continued service to the Company

•  Head of Global Markets MIP award under which he was eligible to earn 0-150% of the prorated annual target amount ($650,000). Mr. Marino was paid a prorated MIP bonus of $173,875 in March 2015. Under this award the Company performance component was calculated at 96% of target and the individual component was paid out at 140%.

• October 1 through December 31

• Transition Bonus

•  One-time cash transition bonus of $420,000 paid in March 2015 due to the fact that during the year he was required to transition his clients to other consultants and carry out multiple management and consulting roles.

• One time – Full year
Long-Term Incentives (LTI)—

• An outstanding discretionary long-term incentive cash bonus in the aggregate amount of $375,000 issued in June 2013 which vests in 3 equal annual installments	• Annual vested portion for 2014 in an amount of $125,000 paid in June 2014.	• Full year

• Interim CEO Equity Award

•  Issued on March 7, 2014 in the amount of $294,750, divided by the closing stock price on the date of grant of $19.65 rounded to the nearest whole share, resulting in 15,000 shares. This award will vest in three equal installments on the anniversary of the date of grant subject to his continued employment with the Company.

• July 2013-February 2014

For 2015, Mr. Marino’s compensation will be consistent with our other named executive officers and consist solely of a base salary of $650,000 per year, a potential maximum short-term cash bonus opportunity of 100% of annual base salary and the potential maximum long-term equity incentive opportunity of 125% of annual base salary along with the vesting of his current long term equity awards.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the last three fiscal years, and only reflects information for those years in which the officer served as a “named executive” of the Company.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Tracy R. Wolstencroft	2014	779,167	—	5,692,500	—	1,005,612	—	7,477,279
President and Chief Executive Officer

Jory J. Marino	2014	715,598	812,188	294,750	—	173,875	15,306	2,011,717
Interim Chief Executive Officer	2013	850,000	887,671	—	—	—	27,195	1,764,866

Richard W. Pehlke	2014	400,000	—	375,000	—	428,000	—	1,203,000
Chief Financial Officer	2013	375,000	—	375,002	—	378,751	—	1,128,753
	2012	375,000	—	374,996	—	201,600	—	951,596

Stephen W. Beard	2014	375,000	—	350,006	—	401,250	—	1,126,256
General Counsel, Chief Administrative Officer and Secretary	2013	350,000	—	350,000	—	353,500	12,283	1,065,783
	2012	293,750	—	299,980	—	161,250	11,960	766,940

(1)	For Mr. Wolstencroft, the 2014 Salary amount reflects payment of his salary from his initial date of employment with the Company on February 3, 2014. For Mr. Marino, the 2014 Salary amount reflects: (i) 9 months of his consultant salary at a rate of $300,000 per annum; (ii) 9 months of his Regional Leader salary at a rate of $375,000 per annum; (iii) 3 months of his Head of Global Markets salary at a rate of $650,000 per annum; and (iii) a prorated monthly Interim CEO stipend of $31,250 from January 1 through February 3, 2014. For Mr. Marino, the 2013 Salary amount reflects: (i) 12 months of his consultant salary at a rate of $300,000 per annum; (ii) 12 months of his Regional Leader salary at a rate of $375,000 per annum; and (iii) a prorated monthly Interim CEO stipend of $31,250 beginning on July 15, 2013 through December 31, 2013.

(2)	For Mr. Marino, the 2014 Bonus amount reflects: (i) a Regional Leader bonus, prorated for 9 months, in an amount of $267,188; (ii) a one-time cash transition bonus of $420,000; and (iii) $125,000 reflecting the annual vesting portion of an outstanding discretionary long-term incentive cash retention bonus issued in June 2013. For Mr. Marino, the 2013 Bonus amount reflects: (i) his prorated discretionary Regional Leader bonus in an amount of $236,133; and (ii) his annual bonus under our FSOB Program based on revenue credits earned by him during 2013 in the amount of $651,538.

(3)	This column reflects the grant date fair value of RSUs and PSUs calculated in accordance with ASC Topic 718. The fair value of the RSUs was based on the closing price of the common stock on the grant date. The fair value of the target number of PSUs was estimated based on our closing stock price on the grant date.

(4)

For Mr. Wolstencroft, the 2014 Stock Award amount reflects: (i) a recruiting award issued on February 3, 2014 consisting of 125,000 time vesting RSUs that will vest in three equal annual installments and 125,000 PRSUs that will vest after the 2nd grant date anniversary contingent upon specified stock price increases; and (ii) annual Long-Term Incentive equity awards granted under our GlobalShare Plan in a combination of PSUs and RSUs. For Messrs. Pehlke and Beard the Stock Award amounts in this column reflect annual Long-Term Incentive equity awards granted under our GlobalShare Plan in a combination of PSUs and RSUs. For Mr. Marino, the 2014 Stock Award amount reflects the issuance of an Interim CEO equity award that vest in three equal installments on the anniversary of the date of grant subject to his continued employment with the Company.

(5)	The Non-Equity Incentive Plan Compensation amounts in this column reflect our annual Short-Term Incentive MIP awards for 2014. The performance goals for the awards were established by the HRCC on February 3, 2014, final evaluation of those performance goals were determined on February 9, 2015 and awards were initially paid in March 2015. With respect to each award, 85% was paid in full in March 2015 and the remaining 15% was mandatorily deferred and will be paid in cash ratably over three years. These awards are discussed in further detail on page 40.

(6)	This column reflects all other compensation paid to the executive, including perquisites that have an aggregate value of $10,000 or more. For Mr. Marino: (i) the amount for 2014 includes $14,637 in temporary living expenses (from January 1 through February 3, 2014) and other miscellaneous services; and (ii) the amount for 2013 includes $26,468 in temporary living expenses (from July 15 through December 31, 2013) and other miscellaneous services. For Mr. Beard, the amounts for 2012 and 2013 include business club fees, parking and an annual physical examination. All business club memberships are offered to executives on the same scale and terms as those for our executive search consultants.

2014 GRANTS OF PLAN-BASED AWARDS TABLE

The table below sets forth certain information with respect to awards that were granted during the fiscal year ended December 31, 2014 for each named executive officer.

Name & Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (5)			Estimated Future Payouts Under Equity Incentive Plan Awards (6)			All Other Stock Awards: Number of Shares of Stock or Units (#) (7)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (8) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tracy R. Wolstencroft	3-Feb-14 (1)	531,250	1,062,500	1,593,750	0	125,000	125,000	125,000	—	—	3,996,500
President and Chief Executive Officer	7-March-14(3)	—	—	—	0	43,257	86,514	43,257	—	—	1,700,000

Jory J. Marino	3-Feb-14(2)	81,250	162,500	243,750	—	—	—	—	—	—	—
Interim Chief Executive Officer	7-March-14(4)	—	—	—	—	—	—	15,000	—	—	294,750

Richard W. Pehlke	3-Feb-14(2)	200,000	400,000	600,000	—	—	—	—	—	—	—
Chief Financial Officer	7-March-14(3)	—	—	—	0	9,542	19,084	9,542	—	—	375,000

Stephen W. Beard	3-Feb-14 (2)	187,500	375,000	562,500	—	—	—	—	—	—	—
General Counsel, Chief Administrative Officer & Secretary	7-March-14(3)	—	—	—	0	8,906	17,812	8,906	—	—	350,006

(1)

For Mr. Wolstencroft, the amounts in this row include awards granted or established on February 3, 2014 consisting of: (i) a Non-Equity Incentive Plan Award representing the establishment of his annual Short-Term Incentive MIP award for 2014; (ii) an Equity Incentive Plan Award representing a one-time recruiting award of 125,000 PRSUs that will vest after the 2nd grant date anniversary contingent upon satisfaction of specified stock price increases; and (iii) an All Other Stock Award representing a one-time recruiting award consisting of 125,000 time vesting RSUs that will vest in three equal annual installments on the grant date anniversary.

(2)	For Messrs. Pehlke and Beard the amounts in this row include a Non-Equity Incentive Plan Award representing our annual Short-Term Incentive MIP awards for 2014 as established by the HRCC on February 3, 2014. For Mr. Marino, the amounts in this row include a Non-Equity Incentive Plan Award representing a prorated annual Short-Term Incentive MIP award for 2014 for his service as Head of Global Markets.

(3)	For Messrs. Wolstencroft, Pehlke and Beard the amounts in this row include awards granted on March 7, 2014 consisting of: (i) an Equity Incentive Plan Award representing an annual Long-Term Incentive PSU award issued under our 2012 GlobalShare Plan that will vest (if at all) after a three-year performance period; and (ii) an All Other Stock Award representing an annual Long-Term Incentive RSU award issued under our 2012 GlobalShare Plan that will vest in three equal installments on each grant date anniversary subject to his continued employment with the Company.

(4)	For Mr. Marino, the All Other Stock Award amount reflects the issuance of an Interim CEO equity award.

(5)	With respect to our Non-Equity Incentive Plan Awards representing our annual Short-Term Incentive MIP awards, the performance goals were established by the HRCC on February 3, 2014, the final evaluation of those performance goals were determined on February 9, 2015 and the initial payments for those awards were made in March 2015. The amounts in the table reflect the range of potential MIP award payouts which may be as little as zero and as high as 150 % of Target. If the performance goals based on Company financial performance are not met at the threshold level (which would provide a payment equal to 50% of target), the amount (if any) payable under the MIP with respect to that component is at the discretion of our HRCC. The amounts actually paid under the MIP for 2014 appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 39.

(6)	With respect to our Equity Incentive Plan Awards representing our annual Long-Term Incentive PSU award issued under our 2012 GlobalShare Plan, the awards are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at their target number of shares. Upon vesting, the recipients will receive anywhere from 0% to 200% of the target number of shares based on actual company performance over the performance period. The unvested PSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the PSUs vest.

(7)	With respect to our All Other Stock Awards representing our annual Long-Term Incentive RSU award issued under our 2012 GlobalShare Plan, the awards are service-based equity awards that vest in three equal installments (the first, second and third anniversaries of the date of grant), generally subject to the executive’s continued employment with the Company. All unvested RSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the RSUs vest.

(8)	Reflects the grant date fair value of RSUs and PSUs calculated in accordance with ASC Topic 718. The fair value of the RSUs is based on the closing price of the common stock on the grant date. The fair value of the target number of PSUs was estimated based on our closing stock price on the grant date; the ultimate number and value of PSUs earned over the performance period from January 1, 2014 through December 31, 2016 will depend on our average percentage of Operating Income achieved relative to target Operating Income goals and the price of our stock at vesting.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below includes certain information with respect to restricted stock units and performance stock units previously awarded to the named executive officers that were outstanding as of December 31, 2014. The market value of each award was determined using our closing stock price on December 31, 2014 (the last trading day of 2014), $23.05.

Name & Principal Position	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Tracy R. Wolstencroft	125,000	(1)	2,881,250	125,000	(2)	2,881,250
President and Chief Executive Officer	43,257	(3)	997,074	43,257	(4)	997,074

	168,257

Jory J. Marino	15,000	(5)	345,750	—		—

Interim Chief Executive Officer	15,000

Richard W. Pehlke	9,542	(3)	219,943	9,542	(4)	219,943
Chief Financial Officer	9,000	(6)	207,450	13,499	(7)	311,152
	3,031	(8)	69,865	9,093	(9)	209,594

	21,573

Stephen W. Beard	8,906	(3)	205,283	8,906	(4)	205,283
General Counsel, Chief	8,400	(6)	193,620	12,599	(7)	290,407
Administrative Officer & Secretary	2,425	(8)	55,896	7,274	(9)	167,666

	19,731

(1)	Consists of a one-time recruiting award issued on February 3, 2014 consisting of 125,000 time vesting RSUs that will vest in three equal annual installments.

(2)

Consists of a one-time recruiting award issued on February 3, 2014 consisting of 125,000 PRSUs that will vest after the 2nd grant date anniversary contingent upon satisfaction of specified stock price increases.

(3)	Consists of the unvested portion of RSUs granted on March 7, 2014 that vest in three equal installments (the first, second and third anniversaries of the date of grant), generally subject to the executive’s continued employment with the Company.

(4)	Consists of the unvested portion of PSUs granted on March 7, 2014 which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0% to 200% of target based on actual company performance over the performance period.

(5)	Consists of the issuance of an Interim CEO equity award that will vest in three equal annual installments on the anniversary of the grant date.

(6)	Consists of the unvested portion of RSUs granted on March 8, 2013 that vest in three equal installments (the first, second and third anniversaries of the date of grant), generally subject to the executive’s continued employment with the Company.

(7)	Consists of the unvested portion of PSUs granted on March 8, 2013 which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0% to 200% of target based on actual company performance over the performance period.

(8)	Consists of the unvested portion of RSUs granted on March 8, 2012 that vest in three equal installments (the first, second and third anniversaries of the date of grant), generally subject to the executive’s continued employment with the Company.

(9)	Consists of the unvested portion of PSUs granted on March 8, 2012 which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0% to 200% of target based on actual company performance over the performance period.

2014 OPTION EXERCISES AND STOCK VESTED TABLE

The table below includes certain information with respect to the vesting of restricted stock units for the named executive officers during the fiscal year ended December 31, 2014. No stock options were exercised by the named executive officers during 2014.

	Stock Awards
Name & Principal Position	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Tracy R. Wolstencroft	—	—
President and Chief Executive Officer

Jory J. Marino	—	—
Interim Chief Executive Officer

Richard W. Pehlke	11,554	229,525
Chief Financial Officer

Stephen W. Beard	10,841	210,207
General Counsel, Chief Administrative Officer and Secretary

(1)	The amounts reflect the number of RSUs converted into common shares on a one-for-one basis from grants issued in 2011, 2012 and 2013 for Messrs. Beard and Pehlke. For Mr. Beard this amount also includes the vesting of PSUs granted on March 8, 2011 in the amount 5,049 which were subject to the achievement of certain performance measures and issued based on a graduated scale ranging from 0 to 200% of the initial target amount. In connection with the vesting of shares in this column, related dividend equivalents were paid to each executive officer in the amount of $11,769 for Mr. Pehlke and $11,284 for Mr. Beard.

(2)	The amounts reflect the pre-tax value of the number of RSUs vesting multiplied by the closing market price of our stock on the date of vesting. In those cases where the date of vesting falls on a weekend or holiday, the closing market price of the stock on the next business day is used.

PENSION BENEFITS

Pension benefits are not provided to any of our named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to our U.S. Employee Deferred Compensation (EDC) Plan, each named executive officer (based in the U.S. only) may defer up to 25% of his or her base salary not to exceed $500,000 per year and/or up to 25% of his or her cash incentive compensation not to exceed $500,000 per year. The purpose of the EDC Plan is to facilitate future wealth creation and individual financial planning by deferring payments earned today to the future.

A participant completes an election form at the time he or she enrolls in our EDC Plan and chooses from investment funds offered by the EDC Plan Administrator. We do not contribute to the amount deferred nor do we provide above market rates on the investment funds. The Administrator calculates the earnings for the funds selected for each participant’s account. A participant makes distribution elections on the enrollment form and can elect to receive his or her distributions on either a date specified in the future (as long as it is at least three years from the effective date that contributions begin) or upon termination. A participant can also elect to receive his or her distributions in either a lump sum or in installments (over five, ten or fifteen years) paid quarterly and/or on a declining balance approach.

In 2014, the only named executive officer who participated in, or had an account balance under our EDC was Mr. Marino.

Nonqualified Deferred Compensation for 2014
Name & Principal Position	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jory J. Marino Interim Chief Executive Officer	0	0	29,825	0	661,681

(1)	Aggregate earnings were not included in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

We provide certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment following a change in control of the Company. Certain benefits are in addition to the benefits to which the employee would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, equity-based awards that are vested as of the date of termination, and the right to continued medical coverage pursuant to COBRA). These incremental benefits as they pertain to the named executive officers are described below.

CIC Plan

All named executive officers who are officers subject to Section 16 of the Securities Exchange Act of 1934 are participants under the CIC Plan. The CIC Plan provides severance benefits to the executive if he or she is terminated by us without cause, or if the executive terminates his or her employment with us for good reason, within two years of a change in control of the Company (or within six months prior to a change in control of the Company if such termination is effected prior to, but in anticipation of, the change in control). The following benefits are to be provided under the CIC Plan to a participant upon a qualifying termination of employment:

•	Salary and other compensation earned but not paid as of the termination date, including any unpaid bonus and earned but unused vacation time.

•	A prorated bonus payment equal to the participant’s annual target bonus under the MIP as of the date immediately prior to the change in control (the “bonus amount”).

•	A lump sum payment equal to the sum of the participant’s base salary (the highest annual rate during the preceding 12 months) and annual target bonus amount multiplied by a factor of:

•	2.5 for the Chief Executive Officer.

•	2.0 for any participant in a Tier I position, which includes all other named executive officers.

•	1.0 for any participant in a Tier II position.

•

Double trigger accelerated vesting of unvested stock awards (PSUs vest at the greater of target level or the number that would be achieved based on performance) after a change in control if the CIC Plan participant’s employment is terminated for certain reasons within the two-year period beginning on the date of a change in control.

•	Continuation of health, dental and/or vision benefits for up to one year at no additional cost to the participant with the same terms in effect immediately prior to the termination date.

•	Reimbursement of reasonable legal fees incurred by the participant in enforcing in good faith his or her rights under the CIC Plan (unless the participant was terminated for cause).

•

The CIC Plan does not provide an excise tax gross-up, but instead permits all participants to either elect to have their parachute payments reduced to ensure no excise tax liability or to receive the full amount of parachute payments and be responsible for paying all related excise taxes, interest and penalties.

The CIC Plan contains restrictive covenants that prohibit the participant, for a period of time, from working on the accounts of certain clients, with respect to which he or she had significant involvement, providing services to competitors, or soliciting or hiring employees or employee candidates of the Company. In order to receive benefits under the CIC Plan, the participant must waive his or her right to receive any severance benefits he or she is entitled to receive under any other Company severance plan or employment agreement to which we are a party.

For purposes of the CIC Plan:

•

“Cause” means the executive’s (i) willful and continued failure to substantially perform his or her duties that is not cured after notice from us (other than a failure due to a physical or mental condition), or (ii) willful misconduct that is materially injurious to us.

•

“Good reason” means the occurrence of one of the following events without the executive’s written consent: (i) the assignment to the executive of duties inconsistent with, or a reduction in his or her responsibilities or functions associated with, his or her position immediately prior to the change in control; (ii) a reduction in the executive’s base salary or any failure to pay the executive any compensation within seven days of the due date for such payment; (iii) a change by 50 miles or more of the executive’s principal work location; (iv) a substantial change in the executive’s required business travel; (v) our failure to continue substantially similar benefits under its welfare and fringe benefit plans, its taking any action that adversely affects or reduces the executive’s benefits under such plans, or its failure to provide the executive with his or her accrued vacation days in accordance with our policy in effect immediately prior to the change in control; (vi) the failure to provide the executive with the bonus and long term incentive opportunity available immediately prior to the change in control; (vii) a material increase in the executive’s working hours; or (viii) the failure of any successor to the Company to assume the obligations under the CIC Plan.

•

“Change in control” means (i) a person’s acquisition of more than 30% of the voting power of our outstanding securities; (ii) during any 24 month period, the incumbent board members, and generally any new directors elected by at least  2/3 of the incumbent or previously approved board members, cease to constitute a majority of the board; (iii) a merger or consolidation of the Company (other than a merger or consolidation that (A) results in our outstanding voting securities continuing to represent more than 66 2/3% of the combined voting power of the outstanding securities immediately after the transaction, or (B) after which no person holds 30% or more of the combined voting power of the outstanding securities immediately after the transaction); (iv) a complete liquidation, or a sale of substantially all of the assets, of the Company; or (v) any other event that the Board determines to be a change in control. A change in control does not include any of the above events if after such event we cease to be subject to Section 13 or 15(d) of the Securities Exchange Act and no more than 50% of the outstanding stock is owned by any entity subject to such requirements, or our executive officers own 25% or more of the then outstanding common stock or 25% or more of the combined voting power of the outstanding voting securities.

Severance Plan

The Severance Plan provides severance benefits to select employees. Benefits are not available if the termination is due to voluntary resignation, leave of absence, retirement, death or disability. If the termination is due to the employee’s transfer to an unaffiliated business, the sale of the stock or assets of the Company or the outsourcing of a division, department, business unit or function, severance benefits will be provided only if the employee has not been offered employment with the successor entity. An employee’s receipt of severance benefits is conditioned on his or her execution of a release. The severance benefit payable to a participant is equal to the sum of the participant’s base salary rate in effect on the date of termination and target bonus amount multiplied by a factor of:

•	2.0 for the Chief Executive Officer;

•	1.5 for any Tier I MIP participant (other than the Chief Executive Officer), which includes each of the other named executive officers.

The severance benefits will be paid to the participant in equal installments over the severance period in accordance with applicable payroll procedures, beginning no later than 30 days after the participant delivers an executed release. In addition, the Severance Plan includes six-month non-solicitation and non-compete provisions that apply to the extent the participant is not already subject to such restrictions pursuant to another agreement with us.

Bonus, Restricted Stock Unit and Bonus Cash Deferral Retirement Policy

We maintain a Bonus, Restricted Stock Unit and Bonus Cash Deferral Retirement Policy (Retirement Policy). Under the Retirement Policy, an employee is eligible for retirement if all three of the following criteria have been met:

•	Age 55 or older on the date of retirement;

•	Combined age and years of service add up to at least 70 on the date of retirement; and

•	Notification of the intent to retire is made no later than October 15th of the fiscal year before the year of actual retirement.

Our Retirement Policy allows for the continued vesting of RSUs and bonus cash deferrals, and the payment of the annual incentive, if any, that would have been payable in the year of retirement even if the employee retires prior to the actual date of payment.

Mr. Marino is the only named executive officer who qualified for retirement under the Retirement Policy as of December 31, 2014.

2012 GlobalShare Plan

All employees are eligible to receive awards under our 2012 GlobalShare Plan. For purposes of the Plan, the definition of a change in control is the same as included in our CIC Plan.

All agreements with respect to awards of stock options, RSUs and PSUs granted under the 2012 GlobalShare Plan provide for immediate vesting of all outstanding awards in the event of a termination by reason of death or disability as defined under the Program. In such events, the PSUs would vest at target upon death or disability. The award agreements were amended in 2011 to provide that (i) after a change in control and an executive officer’s termination of employment for certain reasons within the two-year period beginning on the date of a change in control, the unvested awards immediately vest; and (ii) awards under agreements will be subject to any Claw-back Policy developed by the Board or HRCC that is consistent with applicable law.

Bonus Deferrals

Management Incentive Plan.    As previously noted, 15% of each named executive officer’s earned MIP bonus for a particular year is mandatorily deferred and the deferred amount is then paid out equally over the following three years. In the event of a change in control, death or disability, such amounts would vest and be paid out in a single lump sum within 30 days. If an executive officer leaves prior to payment of any deferred MIP bonus amount, such amounts are forfeited.

Fee and Source of Business Plan.    Our consultants also must defer 15 percent of the annual bonus amounts earned under the Company’s FSOB Plan which is our compensation plan that covers all partners in a consultant role and provides a tiered payout based on the revenue credits earned by the consultant for both origination of new business and for execution of client service engagements. The deferred amount is then paid out equally over the following three years. If an executive officer leaves prior to payment of any deferred FSOB bonus amount, such amounts are forfeited.

The named executive officers had the following deferred amounts outstanding at December 31, 2014 under either our MIP or FSOB Program:

		Outstanding Amount of Deferred Bonus Payout for:
Executive		2011	2012	2013
Tracy R. Wolstencroft	(earned under the MIP)	—	—	—
Jory J. Marino	(earned under FSOB)	$3,951	—	$133,151
Richard W. Pehlke	(earned under the MIP)	$9,625	$20,160	$56,813
Stephen W. Beard	(earned under the MIP)	$12,100	$16,125	$53,025

Contingent Payments

The tables below show the additional benefits and payments to be made in the event of a termination by us without cause, resignation by the executive for good reason, termination by reason of death or long-term disability, or termination following a change in control of the Company, on December 31, 2014 (the last business day in fiscal 2014) for each of Tracy R. Wolstencroft, Richard W. Pehlke, Stephen W. Beard and Jory J. Marino.

Tracy R. Wolstencroft

	Involuntary Termination Without Cause (1)		Death or Long-Term Disability(3)	Termination following a Change in Control (4)
Base salary	$1,700,000		—	$2,125,000
Management bonus	$2,125,000		—	$2,625,250
Prorated bonus	—		—	$1,062,500
Continued health coverage	$24,875	(2)	—	$18,479	(5)
Vesting of unexercisable stock options	—		—	—
Vesting of outstanding RSUs and PSUs	—		$7,756,648	$7,756,648
Vesting of deferred Fee/SOB Bonuses	—		—	—

Total	$3,849,875		$7,756,648	$13,587,877

Richard W. Pehlke

	Involuntary Termination Without Cause (4)		Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$600,000		—	$800,000
Management bonus	$600,000		—	$800,000
Prorated bonus	—		—	$400,000
Continued health coverage	$16,781	(2)	—	$12,521	(5)
Vesting of unexercisable stock options	—		—	—
Vesting of outstanding RSUs and PSUs (6)	—		$1,237,946	$1,237,946
Vesting of deferred MIP Bonus (7)	—		$86,598	$86,598

Total	$1,216,781		$1,324,544	$3,337,065

(1)	Reflects amounts payable under the Severance Plan.

(2)	Reflects both the individual and Company-paid premiums for such coverage.

(3)	The immediate vesting of the equity awards upon termination due to death or disability is a benefit provided under all of the executives’ outstanding equity agreements. In addition, the executive will receive the deferred portion of his MIP bonuses.

(4)	The amounts payable under the CIC Plan.

(5)	Reflects only the Company-paid premiums for such coverage.

(6)	The amounts are equal to the closing stock price on December 31, 2014 ($23.05) multiplied by the number of outstanding unvested RSUs and target PSUs.

(7)	Vesting of the deferred portion of the 2012, 2013 and 2014 MIP bonuses is accelerated upon death, disability or change in control.

Stephen W. Beard

	Involuntary Termination Without Cause (4)		Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$562,500		—	$750,000
Management bonus	$562,500		—	$750,000
Prorated bonus	—		—	$375,000
Continued health coverage	$24,819	(2)	—	$18,447	(5)
Vesting of unexercisable stock options	—		—	—
Vesting of outstanding RSUs and PSUs (6)	—		$1,118,156	$1,118,156
Vesting of deferred MIP Bonus (7)	—		$81,250	$81,250

Total	$1,149,819		$1,199,406	$3,092,853

Jory J. Marino

At December 31, 2014 Mr. Marino was entitled to severance benefits under our Severance Plan applicable to our named executive officers as well as our severance plan for U.S. employees and his employment contract with the Company, all of which provided benefits for a termination without cause. Under the terms of these documents, the Company would determine the potential payout to Mr. Marino in the event of a termination without cause under: (i) the Severance Plan; and (ii) the severance plan for U.S. employees and his employment contract, and Mr. Marino would be entitled to the greater benefit. The following table represents the Company’s obligation to Mr. Marino under the Severance Plan (described on page 44) in the event of a termination without cause as that would have generated the greater benefit as of December 31, 2014.

	Involuntary Termination Without Cause (1)		Death or Long-Term Disability(3)	Termination following a Change in Control (4)
Base salary	$975,000		—	$2,100,000
Management bonus	$975,000		—	$1,300,000
Prorated bonus	—		—	$650,000
Continued health coverage	$16,781	(2)	—	$12,521	(5)
Vesting of unexercisable stock options	—		—	—
Vesting of outstanding RSUs and PSUs	—		$345,750	$345,750
Vesting of deferred MIP/Fee/SOB Bonuses (7)	—		$137,102	$137,102

Total	$1,966,781		$482,852	$4,545,373

(1)	Reflects amounts payable under the Severance Plan.

(2)	Reflects both the individual and Company-paid premiums for such coverage.

(3)	The immediate vesting of the equity awards upon termination due to death or disability is a benefit provided under all of the executives’ outstanding equity agreements. In addition, the executive will receive the deferred portion of his MIP bonuses.

(4)	The amounts payable under the CIC Plan.

(5)	Reflects only the Company-paid premiums for such coverage.

(6)	The amounts are equal to the closing stock price on December 31, 2014 ($23.05) multiplied by the number of outstanding unvested RSUs and target PSUs.

(7)	Vesting of the deferred portion of the 2012, 2013 and 2014 MIP bonuses is accelerated upon death, disability or change in control.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and this Proxy Statement.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

Jill Kanin-Lovers (Chair)

Robert S. Kaplan

Mark Foster

V. Paul Unruh

ITEM 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers.

The Board encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of the Company’s compensation program for named executive officers. The Company’s executive compensation objectives are to: (i) link pay with performance; (ii) be aligned with stockholder interests; (iii) support the execution of our business strategy; and (iv) attract, retain, and reward the best talent. To achieve these goals, our executive compensation programs are designed to:

•	Link compensation to stockholder value creation and the long-term profitable growth of the Company;

•	Be market competitive with the executive search, leadership advisory and other consulting firms, both public and private, with which we compete for executive talent;

•	Support our key business strategies, as well as our revenue and operating income growth objectives;

•	Be internally fair and equitable between executives;

•	Reflect an executive’s individual performance and career potential; and

•	Encourage Company stock ownership.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion, is hereby approved.”

As this is an advisory vote, the result will not be binding on the Company, the Board or the Human Resources and Compensation Committee, although the Board and the Human Resources and Compensation Committee will carefully consider the outcome of the vote when evaluating the Company’s compensation program.

The current frequency of our stockholder advisory vote to approve executive compensation is annually, and the next such vote will be held at our 2016 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

ITEM 3—APPROVAL OF AMENDMENTS TO OUR

CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation (“Certificate”) currently provides that the Board will be classified into three classes, as nearly equal in number as possible, with one class to be elected by the stockholders each year for a three-year term.

While our Board continues to believe that experience, stability and continuity among Board members are important factors in effective corporate governance, it also is aware of the increasing demand in the stockholder community for annual election of directors as a means to promote Board accountability. Accordingly, both the Board and the Nominating and Board Governance Committee have concluded that it is in the best interests of the Company’s stockholders to declassify the Board.

If this proposal is approved by the requisite percentage of stockholders, the Company will transition to a declassified structure under which the entire Board will stand for election annually beginning in 2016. As part of the transition, the current Class I directors (currently serving a term expiring in 2017) and the Class III nominees being elected at this Annual Meeting will tender their resignations from the board effective immediately prior to the 2016 annual meeting of stockholders. In that case, the terms of all incumbent directors will terminate at the 2016 annual meeting of stockholders, and all directors will begin standing for annual election beginning at the 2016 annual meeting.

The proposed amendments to Article Seventh of the Certificate are attached hereto as Annex B. Our Board has unanimously approved, and recommends that our stockholders approve, these amendments. In addition, our Board has approved conforming amendments to our Amended and Restated Bylaws that reflect the declassifying of our Board. These Bylaws amendments are conditioned upon, and would take effect concurrently with, the effectiveness of the related amendments to the Certificate.

If the requisite percentage of stockholders approve the amendments, the Company anticipates filing the Certificate with the Delaware Secretary of State following the Annual Meeting.

The affirmative vote of the holders of at least seventy five percent (75%) of the outstanding voting stock of the Company is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO OUR CERTIFICATE TO DECLASSIFY THE BOARD.

REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

The Audit and Finance Committee of the Board of Directors is responsible for providing general oversight of the Company’s financial accounting and reporting processes, selection of critical accounting policies, and the Company’s system of internal controls. The Audit and Finance Committee is presently comprised of four directors, Messrs. Fazio, Knowling and Unruh and Ms. Kanin-Lovers, each of whom is independent within the meaning of the Company’s Director Independence Standards and the applicable Nasdaq Rules. The Board of Directors has determined that John A. Fazio and V. Paul Unruh are “audit committee financial experts” as defined in the SEC Rules. During 2014, the Audit and Finance Committee met eight times.

As part of its oversight of the Company’s financial statements, the Audit and Finance Committee reviews and discusses with both management and its independent registered public accounting firm, KPMG LLP, all annual and quarterly financial statements prior to their issuance. The Audit and Finance Committee reviews key initiatives and programs aimed at strengthening the effectiveness of the Company’s disclosure control structures; including its internal controls, as well as providing oversight of the Company’s risk management protocols.

The Audit and Finance Committee reviewed and discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB and approved by the SEC. The Audit and Finance Committee has also received the written disclosures and the letter from KPMG LLP, required by applicable requirements of the Public Accounting Oversight Board, regarding KPMG LLP’s communications with the Audit and Finance Committee concerning independence, and has discussed with KPMG LLP the firm’s independence from the Company.

The Audit and Finance Committee’s meetings generally included executive sessions with KPMG LLP and with the Company’s Internal Audit function which was outsourced to PwC in March 2013, in each case without the presence of management, to raise and discuss any issues they may have about the financial statements and the adequacy and proper functioning of the Company’s internal and disclosure control systems and procedures.

In performing these functions, the Audit and Finance Committee acted and continues to act only in an oversight capacity on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including its systems of internal and disclosure controls. In its oversight role, the Audit and Finance Committee necessarily relies on the procedures, work and assurances of management. KPMG LLP has audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the Company’s financial position, results of operation and cash flows in conformity with generally accepted accounting principles in the U.S., and discussed any issues they believe should be raised with the Audit and Finance Committee.

During 2014, management documented, tested and evaluated the Company’s internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002. Management and KPMG LLP kept the Audit and Finance Committee apprised of the Company’s progress at each regularly scheduled Audit and Finance Committee meeting. Management and KPMG LLP have each provided the Audit and Finance Committee with a report on the effectiveness of the Company’s internal controls. The Audit and Finance Committee has reviewed management’s and KPMG LLP’s assessment of the effectiveness of the Company’s internal controls included in the Annual Report on Form 10-K for the year ended December 31, 2014.

Based on the above mentioned reviews and discussions with management and its independent registered public accounting firm, the undersigned Audit and Finance Committee members recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014. The Audit and Finance Committee has also appointed KPMG LLP as the Company’s independent registered public accounting firm for 2015.

THE AUDIT AND FINANCE COMMITTEE

John A. Fazio (Chair)

Jill Kanin-Lovers

Robert E. Knowling, Jr.

V. Paul Unruh

AUDIT FEES

The Audit and Finance Committee has established a policy governing the engagement of the Company’s independent auditors for audit and non-audit services. Under this policy, the Audit and Finance Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditors to assure that the provision of such services does not impair the auditor’s independence. The Audit and Finance Committee has delegated the authority to evaluate and approve audit and permissible non-audit fees and engagements up to $100,000 to the Audit and Finance Committee Chair. In this event, the Chair then presents a summary of the fees and services to the Committee at its next meeting. The independent auditor may not perform any non-audit service which independent auditors are prohibited from performing under the SEC Rules or the rules of the Public Company Accounting Oversight Board. KPMG LLP did not perform any non-audit services in 2014.

At the beginning of each fiscal year, the Audit and Finance Committee reviews with management and the independent auditor the types of services that are likely to be required throughout the year. For each proposed service, the independent auditor provides documentation regarding the specific services to be provided. At that time, the Audit and Finance Committee pre-approves a list of specific audit related services that may be provided and sets fee limits for each specific service or project. Management is then authorized to engage the independent auditor to perform the pre-approved services as needed throughout the year, subject to providing the Audit and Finance Committee with regular updates. The Audit and Finance Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent auditor. The Audit and Finance Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

All services provided by KPMG LLP in 2014 were, and all services approved to be provided by KPMG LLP in 2015 will be, permissible under applicable laws and regulations.

Fee Category	2013	2014*
Audit Fees (1)	$2,181,207	$2,208,798
Audit-Related Fees (2)	$30,000	$30,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,211,207	$2,238,798

(1)	Fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the consolidated financial statements included in its Quarterly Reports on Form 10-Q, statutory audits required internationally and the audit of the Company’s internal controls over financial reporting.

(2)	Fees for the audit of the Company’s 401(k) plan for the Plan years ended December 31, 2013 and 2012.

*	Subject to final Audit and Finance Committee approval.

ITEM 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2015, and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP was the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2015, and has been the independent registered public accounting firm for the Company since 2002. We are asking the stockholders to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2015.

Representatives of KPMG LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The Company’s Amended and Restated Bylaws or other applicable legal requirements do not require stockholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate governance. In the event stockholders fail to ratify the appointment, the Board may reconsider this appointment. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s and stockholders’ best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE 2015 FISCAL YEAR.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Various Company policies and procedures, which include the Code (applicable to all executive officers and non-employee directors) and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC and Nasdaq Rules. Pursuant to its charter, the Nominating and Board Governance Committee of the Board—in consultation with the Audit and Finance Committee—reviews and approves related party transactions. Although the Company’s processes vary with the particular transaction or relationship, when such a transaction or relationship is identified, the Nominating and Board Governance Committee evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. In addition, it is the practice of the Nominating and Board Governance Committee, although not part of a written policy, to review each transaction specifically disclosed as a potential related party transaction in connection with its review of the proxy statement for the Annual Meeting of Stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard.

There were no transactions in 2014 that required approval under the Company’s policies and procedures or the rules and regulations of the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s officers and directors, and persons who own ten percent (10%) or more of a registered class of the Company’s equity securities, file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. These officers, directors and persons holding ten percent (10%) or more of the outstanding shares of Company Common Stock are also required by SEC rules to furnish the Company with copies of all forms they file.

Based solely on a review of the copies of the forms and written representations from certain reporting persons, the Company believes that, during 2014, all forms required under Section 16(a) applicable to its officers, directors, and persons holding ten percent (10%) or more of the outstanding shares of Company Common Stock were filed on a timely basis.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Advance Notice Procedures.    Under the Company’s Amended and Restated Bylaws, no business may be brought before the 2016 Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote at the meeting who has delivered advance notice to the Company. The advance notice must contain certain information specified in the Company’s Amended and Restated Bylaws and be delivered to the Secretary at the Company’s principal executive offices (233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303) no earlier than February 21, 2016 and no later than March 22, 2016. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the proxy statement for the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“SEC Rule 14a-8”).

Stockholder Proposals to be Included in the Proxy Statement.    Proposals of the Company’s stockholders intended to be included in the proxy materials for the 2016 Annual Meeting of Stockholders must be received by the Secretary at the Company’s principal executive offices by December 19, 2015. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2016 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. A proposal that does not comply with the applicable requirements of SEC Rule 14a-8 will not be included in the Company’s proxy materials for the 2016 Annual Meeting of Stockholders.

OTHER MATTERS

As of the date of this Proxy Statement, the above is the only business the Company is aware of that is to be acted upon at the Annual Meeting. If, however, other matters should properly come before the Company at the Annual Meeting, the persons named in the proxy will vote on those matters according to their best judgment.

By the order of the Board of Directors,

Stephen W. Beard

Secretary

Chicago, Illinois

April 22, 2015

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Annex A

Heidrick & Struggles International, Inc.

Reconciliation of Net Income and Operating Income (GAAP) to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2014	2013
Revenue before reimbursements (net revenue)	$494,292	$461,995
Net income	6,797	6,347
Interest, net	(358)	(175)
Other, net	(2,108)	(2,002)
Provision for income taxes	17,390	7,041

Operating income	26,653	15,565
Adjustments
Salaries and employee benefits
Stock-based compensation expense	3,128	3,447
Senn Delaney retention awards	2,000	2,332
General and administrative expenses
Depreciation	9,802	10,443
Intangible amortization	5,510	5,832
Earnout accretion	1,854	2,082

Total adjustments	22,294	24,136

Adjusted EBITDA	$48,947	$39,701

Adjusted EBITDA Margin	9.9%	8.6%

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management also believes this information is useful for investors.

A-1

Annex B

AMENDMENT TO CERTIFICATE OF INCORPORATION—ARTICLE SEVENTH

SEVENTH: (1) The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than eight and not more than fifteen directors, the exact number of directors to be determined from time to time by a resolution adopted by an affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies on the Board of Directors. Beginning at the annual meeting of stockholders in 2016, the entire Board of Directors will be subject to election at each annual meeting of stockholders, and all directors shall be elected annually for one-year terms expiring at the next succeeding annual meeting of stockholders. ~~The directors shall be divided into three classes divided into three classes designated as Class I, Class II and Class III. Each class shall consist, as nearly as possible of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the succeeding annual meeting of stockholders. Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each succeeding annual meeting of stockholders following 1999, successors to the class of directors whoso term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the tern of any incumbent director.~~ A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors shall, subject to the rights of holders of any shares of Preferred Stock, be filled only by a majority of the directors then in office, provided that a quorum is present. Any other vacancy may, subject to the rights of holders of any shares of Preferred Stock, be filled only by a majority of the directors, although less than a quorum, or by a sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders, and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. ~~Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed only for cause, and only by the affirmative vote of at least 75 percent in voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class.~~

(2) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article Seventh unless expressly provided by such terms.~~

B-1

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                    ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees
01	Robert S. Kaplan 02 Gary E. Knell			03	Jill Kanin-Lovers

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain

2	Advisory vote to approve executive compensation.							☐	☐	☐

3	Approval of Amendment to the Certificate of Incorporation to Declassify the Board of Directors.							☐	☐	☐

4	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
SHARES CUSIP # SEQUENCE #

JOB #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

Annual Meeting of Stockholders

May 21, 2015 9:00 AM Eastern Daylight Time

Law Offices of Simpson Thatcher & Bartlett LLP

425 Lexington Avenue,

New York, NY 10017-3954

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen W. Beard and Cynthia Lance, or each of them, as Proxies, with full power of substitution, to vote, as directed, all the shares of common stock of Heidrick & Struggles International, Inc. held of record as of March 31, 2015, at the Annual Meeting of Stockholders to be held on May 21, 2015, or any adjournment of the meeting. This Proxy authorizes each of them to vote in their discretion on any matter that may properly come before the annual meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” Proposals (1), (2), (3) and (4) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern time on May 20, 2015.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side